Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and among
THE EMPLOYEE OWNERSHIP HOLDING COMPANY, INC.,
N & NW MANUFACTURING HOLDING COMPANY, INC.,
NOLL MANUFACTURING COMPANY,
M & N PLASTICS, INC.
and
TEOHC REAL ESTATE HOLDING COMPANY LLC
as “Sellers”
and
NOLL ACQUISITION, LLC
as “Buyer”
Dated as of March 9, 2007

TABLE OF CONTENTS
OF CONTENTS

ARTICLE 1. DEFINITIONS	1
1.01 Defined Terms	1
1.02 Other Defined Terms	10
ARTICLE 2. TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES	11
2.01 Assets to be Sold	11
2.02 Assumed Liabilities	11
2.03 Excluded Liabilities	12
ARTICLE 3. CALCULATION AND PAYMENT OF PURCHASE PRICE	14
3.01 Purchase Price	14
3.02 Payment of the Initial Cash Purchase Price	14
3.03 Calculation of Closing Net Working Capital	14
3.04 Calculation of Final Cash Purchase Price	16
3.05 Post-Closing Adjustment	16
3.06 Allocation of Purchase Price	16
3.07 Real Estate Taxes and Assessment	16
ARTICLE 4. CLOSING	17
4.01 Time and Place of Closing	17
4.02 Delivery by Sellers	17
4.03 Delivery By Buyer	18
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER	19
5.01 Organization of Sellers	19
5.02 Authorization by Seller and Stockholders	19
5.03 Binding Agreements	19
5.04 No Violation; Consents and Approvals	20
5.05 Financial Statements	20
5.06 Absence of Certain Changes	20
5.07 Title to Properties; Encumbrances; Etc.	21
5.08 Real Property	21
5.09 Tangible Personal Property and Fixtures	23
5.10 Accounts Receivable; Lock Boxes	23
5.11 Inventory	24
5.12 Personal Property Leases	24
5.13 Intellectual Property	24
5.14 Litigation	25
5.15 Customers and Suppliers	25
5.16 Employees	25
5.17 Employee Benefit Plans	26
5.18 Consents and Approvals	27
5.19 Environmental Matters	27
5.20 Insurance	30
5.21 Contracts and Commitments	30
5.22 Tax Matters	31
5.23 Labor Relations	32

5.24 Assets Necessary to Business	32
5.25 Compliance with Law	32
5.26 Brokers and Finders	32
5.27 Product Warranties	33
5.28 Potential Conflicts of Interest	33
5.29 Disclosure	33
5.30 Disclaimer	33
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER	33
6.01 Organization	33
6.02 Authorization by Buyer	34
6.03 Binding Agreements	34
6.04 No Violation	34
6.05 Litigation	34
6.06 Brokers and Finders	34
6.07 Sufficient Funds	34
ARTICLE 7. COVENANTS	35
7.01 Access Pending the Closing Date	35
7.02 Access After the Closing Date	35
7.03 Record Retention	35
7.04 Confidentiality	35
7.05 Conduct of Business Prior to the Closing	36
7.06 Employees	36
7.07 Medical Benefits, Workers’ Compensation	38
7.08 HSR Filings	38
7.09 Nonassignable Contracts	39
7.10 No Solicitation	39
7.11 Public Announcements	39
7.12 Discharge of Liens	39
7.13 Consents, Etc.	40
7.14 Patents, Trademarks, Trade Names	40
7.15 Execution of Further Documents	41
7.16 Non-Competition	41
7.17 Non-Solicitation of Employees	42
7.18 Collection of Receivables	42
7.19 Additional Covenants	42
7.20 Transfer Taxes	42
7.21 Taxes	42
7.22 Cooperation	42
7.23 Title Insurance Commitments	43
7.24 Insurance Arrangements	43
ARTICLE 8. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS	43
8.01 Representations and Warranties	43
8.02 Litigation	44
8.03 Certificate of Buyer	44
8.04 Consents and Approvals	44
8.05 Delivery of Closing Documents	44

2

8.06 Fairness Opinion	44
8.07 Voting Pass-Through	44
ARTICLE 9. CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER	44
9.01 Representations and Covenants	45
9.02 Litigation	45
9.03 Consents and Approvals	45
9.04 Fairness Opinion	45
9.05 Delivery of Bill of Sale and Other Documents	45
9.06 No Material Adverse Effect. Except as set forth in the Disclosure Schedule, no Material Adverse Effect shall have occurred with respect to the Business from and after the date this Agreement is executed by the parties,	45
9.07 Certificate as to Authorization	45
9.08 Officers Certificate	46
9.07 Title Insurance Policies	46
ARTICLE 10. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS	46
10.01 Survival of Representations	46
10.02 Indemnification by Sellers	46
10.03 Indemnification by Buyer	48
10.04 Conditions of Indemnification	49
10.05 Exclusive Remedies	50
ARTICLE 11. MISCELLANEOUS PROVISIONS	50
11.01 Termination	50
11.02 Amendment and Modification	50
11.03 Waiver of Compliance	50
11.04 Notices	50
11.05 Consent to Jurisdiction	51
11.06 Assignment	51
11.07 Governing Law	52
11.08 Counterparts	52
11.09 Headings	52
11.10 Entire Agreement	52
11.12 Severability	52

3

Execution Copy
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of March 9, 2007 (this “Agreement”), is made by and among Noll Acquisition, LLC, a Delaware limited liability company with an office at 3556 Lake Shore Road, Buffalo, New York 14219 (the “Buyer”) and The Employee Ownership Holding Company, Inc., a Delaware corporation (“TEOHC”), TEOHC Real Estate Holding Company LLC, a Delaware limited liability company (“TEOHC Real Estate”), Noll Manufacturing Company, a California corporation (“Noll”), M & N Plastics, Inc., a California corporation (“M & N”), and N & NW Manufacturing Holding Company, Inc., a California corporation (“N & NW”).
RECITALS:
     TEOHC, TEOHC Real Estate, Noll, M & N, and N & NW and (each, individually a “Seller” and collectively the “Sellers”) are engaged in the manufacture and sale of sheet metal building products, furnace pipe and fittings, plastic building products, galvanized ware and stove and wood burning products (hereinafter the “Business”).
     The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, substantially all the assets of the Business upon the terms and subject to the conditions of this Agreement.
CONSIDERATION:
     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1.
DEFINITIONS
     1.01 Defined Terms As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
          “Action” shall mean any action, Claim (as hereinafter defined), suit, litigation, proceeding or investigation.
          “Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Ancillary Agreements” shall mean, collectively, (a) the Bill of Sale (as hereinafter defined); (b) the Assignment and Assumption Agreement (as hereinafter defined); (c) the Instruments of Assignment (as hereinafter defined); (d) the Escrow Agreement (as hereinafter defined); and (e) the Other Instruments (as hereinafter defined).
          “Assets” shall mean all of the right, title and interest of each Seller in and to the business, properties, assets and rights of any kind, whether tangible, direct or indirect, intangible, real, personal or mixed, which are used in connection with or relate to the conduct of the Business and which are owned by any Seller or in which any Seller has any interest, including without limitation all of right, title and interest of each Seller in and to the following:
               (a) all accounts receivable and notes receivable held by any Seller and arising in connection with the conduct by such Seller of any portion of the Business (excluding any accounts receivable which are specifically listed as Excluded Assets in Schedule 1.01 attached hereto), all insurance proceeds receivable by any Seller in connection with the conduct by such Seller of any portion of the Business (other than insurance proceeds relating to an Excluded Asset or an Excluded Liability), and all notes, bonds and other evidences of indebtedness of any person, firm, corporation or other entity held by any Seller and arising from the conduct by such Seller of any portion of the Business;
               (b) all rights which any Seller may have under the terms of any and all Contracts (as hereinafter defined) to the extent assignable, including, but not limited to, all real property leasehold interests and all personal property leases included within the Contracts;
               (c) all Fixtures and Equipment (as hereinafter defined);
               (d) all Inventory (as hereinafter defined);
               (e) all Intellectual Property (as hereinafter defined);
               (f) all rights which any Seller may have under the terms of any and all Permits (as hereinafter defined), to the extent transferable;
               (g) all Records (as hereinafter defined);
               (h) all Real Property (as hereinafter defined);
               (i) all art work, display units, telephone and fax numbers and purchasing records arising in connection with or related to the conduct of the Business;
               (j) all prepaid items and deferred charges of any Seller including prepaid rentals, security deposits, taxes (other than prepaid income taxes) and all other unbilled charges and deposits relating to the operations of the Business;
               (k) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with any assets or services furnished to any Seller pertaining to the Business or affecting the assets of the Business, to the extent such warranties, representations and guarantees are assignable;
               (l) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, which are held by or exist in favor of the Seller and which arise in connection with the conduct by Seller of the Business, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date (but excluding any of the foregoing to the extent that they relate to Excluded Assets or Excluded Liabilities); and
               (m) all good will and going concern value of the Business.
     Notwithstanding the foregoing, the Assets shall not include any of the Excluded Assets (as hereinafter defined).
          “Assumed Liabilities” shall have the meaning set forth in Section 2.02 hereof.
          “Business” means the activities, business and operations conducted by Sellers in connection with the manufacture and sale of the Products (as hereinafter defined), the Assets owned or used by Sellers in connection with the manufacture and sale of the Products and the Liabilities (as hereinafter defined) which the Sellers or any of the Assets is bound by to the extent that such Liabilities arise in connection with the manufacture and sale of the Products.
          “Claim” shall mean any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any person.
          “Closing” means the closing of the purchase and sale of the Assets and the consummation of the other transactions which, pursuant to this Agreement, are to be consummated on the Closing Date.
          “Closing Date” shall have the meaning set forth in Section 4.01 hereof.
          “Closing Statement of Net Assets” means a statement which: (a) is prepared by the Buyer with the cooperation and assistance of Sellers, and delivered to Sellers in accordance with the provisions of Section 3.03 hereof; and (b) contains a statement, in balance sheet format, of the amount of the Net Assets (as hereinafter defined) of the Business, determined as of the Closing Date, in accordance with the U.S. generally accepted accounting principles, consistently applied with the past practices of the Sellers.
          “Closing Net Working Capital” shall mean the amount of the Net Working Capital (as hereinafter defined) of the Business, determined as of the Closing Date, as calculable from the Closing Statement of Net Assets. It is understood and agreed that in the determination of Closing Net Working Capital, only current Liabilities which are assumed by the Buyer shall be counted in calculating Net Working Capital as of the Closing Date.

          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Contracts” means all oral and written agreements, commitments, understandings and contracts, to which any Seller is a party or by which any of the Assets of any Seller are bound, which agreements, commitments, understandings and contracts arise in connection with or relate to the conduct by any Seller of any portion of the Business, including, without limitation, all purchase orders, sales orders, distribution agreements, sales representative agreements, agency agreements, franchise agreements, confidentiality agreements, collective bargaining agreements, employment agreements, guarantee agreements, non-competition agreements, real property lease agreements, personal property lease agreements, security agreements, mortgages, line of credit agreements, term loan agreements, promissory notes and other agreements relating to the borrowing of money from third parties, licenses and construction contracts.
          “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other interests, by contract or otherwise.
          “Encumbrance” shall mean any mortgage, lien, pledge, conditional sale agreement, charge, easement or other security interest.
          “Escrow Agent” means HSBC Bank USA, N.A..
          “Escrow Agreement” means the escrow agreement entered into on the Closing Date by and among the Sellers, the Buyer and the Escrow Agent.
          “Escrow Amount” means an amount equal to 10% of Initial Cash Purchase Price to be delivered to the Escrow Agent pursuant to Section 3.02(b) and which shall be distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.
          “ESOT” means The Employee Ownership Holding Company, Inc. Employee Stock Ownership Trust.
          “ESOT Trustee” means the Trustee of the ESOT.
          “Established Net Working Capital” means Eighteen Million, Six Hundred Thousand Dollars ($18,600,000).
          “Excluded Assets” shall mean the following assets of Seller relating to the Business which, notwithstanding any other provision of this Agreement, are expressly excluded from the assets to be acquired by the Buyer pursuant to this Agreement: (a) all cash and cash equivalents; (b) all Permits (as hereinafter defined), which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained or is not obtainable; (c) all rights to refunds, credits or other payments arising with respect to Taxes relating to periods ending on or before the Closing Date; (d) all rights and remedies of Sellers pursuant to this Agreement and the Ancillary Agreements; (e) insurance proceeds relating to an Excluded Asset or an Excluded Liability, and (f) the items listed on Schedule 1.01 attached hereto.
          “Excluded Liabilities” shall have the meaning set forth in Section 2.03 hereof.
          “Fife Facility” means the real property and improvements used by Sellers in the conduct of the Business and located in Fife, Washington.
          “Final Cash Purchase Price” be an amount determined in accordance with the provisions of Section 3.04 hereof.
          “Final Purchase Price” shall have the meaning set forth in Section 3.01 hereof.
          “Fixtures and Equipment” means all of the equipment, furniture, fixtures, furnishings, accessories, vehicles, automobiles, trucks, machinery, tooling, molds, patterns, dies, jigs, lab equipment and other tangible personal property owned by any of the Sellers and related to or used in connection with the conduct of the Business.
          “Governmental Authority” shall mean any court, government (federal, state, local, foreign or multinational) or other regulatory, administrative or governmental agency or authority.
          “Governmental Order” shall mean any judgment, decision, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on any person or its property under applicable Law.
          “Historical Business” means the Assets, properties, businesses and operations of the Business, as currently existing and conducted and as the same may have existed or been conducted, whether under the ownership of Sellers or any other person, at any time prior to the date hereof.
          “HSR Act” shall man the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Income Taxes” shall mean all taxes (including franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority (as hereinafter defined) and based on or measured solely with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto.
          “Initial Cash Purchase Price” means an amount equal to Sixty Million Eight Hundred Eighty Thousand United States Dollars (U.S. $60,880,000).
          “Initial Statement of Net Assets” means the statement prepared by Sellers in accordance with U.S. generally accepted accounting principles, consistently applied with past practices of the Sellers and containing an audited statement, in balance sheet format, of the Net Assets of the Business determined as of June 30, 2006.
          “Intellectual Property” means all proprietary rights and intellectual property owned by any Seller and used by such Seller in connection with the Business, including, without limitation, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, logos, trade dress, trade names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production process information and techniques, routing sheets, work standards, shop rights, research and development data and information, engineering and technical designs and drawings, specifications, designs, plans, improvements, proposals, technical and computer data, domain names, documentation and software, licenses for any of the above and all other related information relating to the manufacture, sale or service of products of the Business or to the conduct of the Business.
          “Inventory” means all finished goods inventory of the Business held for resale and all raw materials, work in process, spare parts, manufacturing process supplies, office supplies, advertising and promotional materials and supplies, containers, wrapping materials, packaging materials and similar items.
          “Law” shall mean any law, statute, ordinance, regulation, rule, court decision and order of any Governmental Authority.
          “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including without limitation those liabilities, indebtedness and obligations arising under any Law, Claim, Action, threatened Action, Governmental Order or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.
          “Losses” shall mean, in respect of the indemnification obligations of any party pursuant to this Agreement, any and all actual costs, losses, liabilities, obligations, damages, deficiencies and other reasonable out-of-pocket expenses, including without limitation interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of Actions relating to Losses. Payment by Buyer of amounts for which Buyer is entitled to be indemnified hereunder, and payment by any Seller of amounts for which such Seller is entitled to be indemnified hereunder, shall not be a condition precedent to recovery of such Losses pursuant to the indemnification provisions of Article 10.
          “Material Adverse Effect” means any change or effect that is materially adverse to the Business, operation, properties, financial conditions, Assets or Liabilities of all Sellers, taken together. “Material Adverse Effect,” however, does not include any effect that is attributable to any of the following:

               (a) Any change (or changes taken together) or effect generally affecting any of the building products, HVAC, lawn and garden or related industries;
               (b) Any change (or changes taken together) or effect generally affecting the national, regional or local wholesale or retail markets for galvanized sheet metal and plastic products;
               (c) Any change (or changes taken together) or effect resulting from changes in general national or regional economic or financial conditions; or
               (d) Any change that is cured (including by the payment of money) before the earlier of the Closing or the termination of the Agreement pursuant to Section 11.01.
          “Multiemployer Plan” shall mean any of the Plans that is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Seller could incur liability under Sections 4063 or 4064 of ERISA.
          “Net Assets” shall, at a specified date, mean an amount equal to the aggregate total assets of the Business less the aggregate total Liabilities of the Business, each calculated at such date and determined in accordance with U.S. generally accepted accounting principles, applied consistently with Sellers’ past practices.
          “Net Working Capital” shall, at a specified date, mean the amount by which the aggregate total current assets of the Business as of such date, determined from a statement of the Net Assets of the Business prepared as of such date (but excluding from the amount of such total current assets, the amount of cash and the amount of the accounts receivable from HAPSCO, Inc.), exceeds the total current Liabilities of the Business as of such date (but in calculating the amount of such total current Liabilities, the amount of the reserve for uncollectible accounts receivable shall be reduced by the amount of the accounts receivable from HAPSCO, Inc.), determined from a statement of the Net Assets of the Business prepared as of such date (but excluding from the amount of such total current Liabilities, the amount of the current portion of the long term debt of the Business).
          “ordinary course of business” or “ordinary course” or any similar phrase shall mean, when used in connection with the Business, the ordinary course of conduct of the Business consistent with the past practices used by the Sellers in operating the Business.
          “Other Tax” or “Other Taxes” shall mean all taxes, charges, levies, fees or other assessments, including without limitation transfer, gross receipts, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including taxes under Section 59A of the Code), add-on, value-added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return (as hereinafter defined) therefor), commercial rent and occupancy taxes, and any estimated taxes, deficiency assessments, interest, penalties and additions to tax or additional amounts in connection therewith, imposed by any Taxing Authority (as hereinafter defined), but specifically excluding Income Taxes.
          “Owned Real Property” shall have the meaning assigned to such term in Section 5.08(a) hereof.
          “Permits” shall mean, collectively: (a) all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority required in connection with the operation of the Business as presently conducted; (b) all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority required in connection with the operation of the Business as presently conducted; and (c) all licenses, permits, franchises, approvals, authorizations; consents or orders of, or filings with, any Governmental Authority required in connection with the ownership of the Assets.
          “Permitted Encumbrances” shall mean: (a) Encumbrances imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith; (b) Permitted Tax Liens (as hereinafter defined); (c) those items listed on Schedule 1.01, and (d) with respect to real property, (i) zoning, entitlement, conservation restrictions and other land use or environmental regulations imposed by any Governmental Authority, and (ii) such other non-monetary encumbrances, which in each case do not materially impair the use (in the manner currently used) of the parcel of property to which they relate.
          “Permitted Tax Liens” shall mean: (a) liens securing the payment of Taxes (as hereinafter defined) which are either not delinquent or being contested in good faith by appropriate proceedings; and (b) liens for current Taxes not yet due and payable.
          “person” shall mean an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.
          “Portland Facility” means the real property and improvements used by Sellers in the conduct of the Business and located in Portland, Oregon.
          “Products” means: (a) galvanized building products, manufactured by Sellers as of the date hereof for use in the residential construction industry, including, but not limited to, gutters, downspouts and fittings, roof flashings, venting products and custom made window wells; (b) furnace piping and fittings, manufactured by Sellers as of the date hereof for use in residential and light commercial installations, including, but not limited to, galvanized pipe and elbows, rectangular ducts and fittings; (c) plastic building and ventilation products manufactured by Sellers as of the date hereof for use in the residential construction industry, including, but not limited to, plastic roof vents, pour-in foundation vents, ridge-top vents, roof cap vents, gable vents, foundation wall vents, flexible sealants, cardboard pier pads and plastic beam blockouts; (d) galvanized ware products, manufactured by Sellers as of the date hereof for industrial and consumer applications, including, but not limited to, garbage cans and pails, tubs and mailboxes; and (e) stove pipe and wood burning products, manufactured by Sellers as of the date hereof for use in residential applications, including, but not limited to, painted matte black pipe and fittings, stainless steel chimney liners and blue pipe and fittings.
          “Proposed Statement of Closing Net Assets” shall have the meaning set forth in Section 3.03 hereof.
          “Proposed Statement of Closing Net Working Capital” shall have the meaning set forth in Section 3.03 hereof.
          “Real Property” means all real property and any buildings, structures or other improvements located thereon, which is owned by any Seller or used by any Seller in the conduct of the Business.
          “Records” means all operating data and records of any Seller, whether printed or electronic, which are used by such Seller in connection with the conduct of any portion of the Business including, without limitation, customer and supplier lists, financial, accounting and credit reports, personnel files, records pertaining to suppliers and distributors, sales brochures, instruction manuals, promotional graphics, promotional literature, business and marketing plans, correspondence, budgets and all other files, documents and records of or pertaining to the Business.
          “Representative” shall mean, with respect to any person, any officer, director, principal, attorney, agent, employee or other authorized representative of such person.
          “Sellers Representative” means Robert Eddy.
          “Stockton Facility” means the real property and improvements used by Sellers in the conduct of the Business and located in Stockton, California.
          “Tax” or “Taxes” shall mean Income Taxes and Other Taxes.
          “Tax Return” shall mean any return, report or similar statement or form required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including without limitation any information return, claim for refund, amended return or declaration of estimated Tax.
          “Taxing Authority” shall mean any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax or exercising Tax regulatory authority.
          “Title Company” shall have the meaning set forth in Section 7.23 hereof.
          “Title Insurance Commitments” shall have the meaning set forth in Section 7.23 hereof.

          “Title Policies” shall have the meaning set forth in Section 9.07 hereof.
          “to the knowledge”, “known by”, “known” and any similar phrase means, with respect to Seller, the actual knowledge of the individuals identified in Schedule 1.01(a) attached hereto, and, with respect to Buyer, the actual knowledge of the individuals identified in Schedule 1.01(b) attached hereto.
          “Union Contracts” shall have the meaning set forth in Section 5.23 hereof.
          “Withdrawal Liability” means any liability or obligation arising out of any Seller’s withdrawal from any Multiemployer Plan.
     1.02 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Agreement	Preamble
Aggregate Amount	7.12
Assignment and Assumption Agreement	4.02(e)
Bill of Sale	4.02(a)
Breach of Buyer Rep Claims	10.03(b)
Breach of Seller Rep Claims	10.02(b)
Buyer	Preamble
CCA Requirements	7.12
Chemical Substance	5.19(l)(i)
Compensation Continuation Agreements	7.12
Compensation Continuation Releases	7.12
Covenant Term	7.17
Dollar One Seller Reps	10.02(b)
Employee Pension Plans	5.17(a)(iii)
Employee Welfare Plans	5.17(a)(ii)
Employment Agreements	5.17
Environment	5.19(l)(ii)
Environmental Laws	5.19(l)(iii)
Environmental Liabilities and Costs	5.19(l)(iv)
ERISA	2.02(i)
ESOT Litigation	5.14(a)
Final Distribution Date	7.12
General Deductible	10.02(b)
Historical Statements	5.05
Income Statements	5.05(c)
Indemnification Claim(s)	10.02
Indemnified Party	10.04(a)
Indemnifying Party	10.04(a)
Independent Accountants	3.03(e)
Initial Distribution Date	10.02(c)

Term	Section
Instruments of Assignment	4.02(b)
IRS	5.17(b)
Material Contracts	5.21(vi)
Non-Union Employees	7.06
Other Instruments	4.02(d)
Personnel Practices	5.17(a)(i)
Plan	5.17(a)
Pre-Existing Condition	7.07
Release	5.19(l)(v)
Section 5.19 Claim	10.02(b)
Seller(s)	Preamble
Seller Opinion Letter	4.02(g)
Structures	5.08(c)
Transferring Employee(s)	7.06(b)
Union Employees	7.06(a)
ARTICLE 2.
TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES
     2.01 Assets to be Sold. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 4.01 hereof, Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest of the Sellers at the time of the Closing Date, in and to all of the Assets. The Assets shall include the assets of the Sellers as shown on the Initial Statement of Net Assets subject to changes thereafter in the ordinary course of business between June 30, 2006 and the Closing Date (but excluding the Excluded Assets).
     2.02 Assumed Liabilities. Subject to the limitations contained in Section 2.03 hereof, Buyer agrees to and on the Closing Date will assume and agree to pay, discharge or perform when lawfully due all Liabilities of Sellers which have arisen or will arise in connection with the conduct of the Business on or prior to the Closing Date by Sellers or any of Sellers other than the Excluded Liabilities identified in Section 2.03 (the “Assumed Liabilities”). The Assumed Liabilities include, without limitation, the following Liabilities:
               (a) all Liabilities of Sellers shown on the Closing Statement of Net Assets;
               (b) all Liabilities relating to or arising under warranties extended by any Seller or implied by law with respect to Products of the Business which are manufactured on or prior to the Closing Date which have arisen or will arise in connection with the conduct of the Business on or prior to the Closing Date by Sellers or any of Sellers;
               (c) all Liabilities of any Seller arising from claims or obligations with respect to workers’ compensation, product liability, tort liability or general liability, personal injury or property damage claims which have arisen or will arise in connection with the conduct of the Business on or prior to the Closing Date by Sellers or any of Sellers;
               (d) all Liabilities of any Seller which have arisen or will arise in connection with the conduct of the Business on or prior to the Closing Date by Sellers or any of Sellers under any state, federal or local Environmental Laws (as defined in Section 5.19 hereof);
               (e) all Liabilities of any Seller arising from any violation of, or infringement upon any patent, trademark or other intellectual property rights of any person which have arisen or will arise in connection with the conduct of the Business on or prior to the Closing Date by Sellers or any of Sellers;
               (f) all Liabilities of any Seller for any casualty, loss or accident (including, without limitation, destruction of or damage to property, personal injury or death) which have arisen or will arise in connection with the conduct of the Business on or prior to the Closing Date by Sellers or any of Sellers;
               (g) all Liabilities arising as a result of a default in the performance of or other breach by any Seller of any Liabilities arising under the terms of any Permits or any Contracts which have arisen or will arise in connection with the conduct of the Business on or prior to the Closing Date by Sellers or any of Sellers;
               (h) except for liabilities arising under the Employee Stock Ownership Plan, all Liabilities of any Seller under the terms of any retirement, pension, profit sharing plan or Multiemployer Plan maintained, contributed to or otherwise provided for by any Seller, including any Withdrawal Liability;
               (i) any Liabilities of any Seller to provide any medical, dental, disability, accidental death and dismemberment, general or umbrella liability, life or other insurance coverage to or for the benefit of: (i) any employee employed by any Seller immediately prior to the Closing Date; or (ii) any of their respective dependents, including, but not limited to, any obligation to continue health insurance coverage for any former employee of any Seller or his or her dependents as may be required by the applicable continuation coverage provisions of Subchapter I, Subtitle B, Part 6 of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”); and
               (j) one-half of any transfer taxes payable in connection with the sale and transfer of the Owned Real Property.
     In addition, Buyer shall assume (i) all Liabilities arising after the Closing Date under the terms of all Contracts, other than Contacts that are specifically listed or otherwise described in the list of Excluded Liabilities set forth in Section 2.03 below, and (ii) any Withdrawal Liability which arises in connection with the transactions contemplated hereby.
     2.03 Excluded Liabilities. The Assumed Liabilities shall exclude and Buyer shall not assume or be liable for any of the following Liabilities of Sellers as the same shall exist at the Closing Date (the “Excluded Liabilities”):
               (a) all Liabilities of any Seller arising under this Agreement;
               (b) any Liabilities of any Seller for expenses incurred in connection with the sale of the Assets pursuant hereto or other transactions contemplated hereby, including without limitation, the fees and expenses of Sellers’ counsel, investment advisors, brokers and independent auditors and one-half of any transfer taxes payable in connection with the sale and transfer of the Owned Real Property;
               (c) all Liabilities of any Seller arising under any agreement made between any Seller and any bank or other financial institution and relating to the incurring by any Seller of any indebtedness to any such bank or financial institution, including, but not limited to, Liabilities arising under the terms of the agreements identified in Schedule 2.03(c);
               (d) all Liabilities of any Seller arising under any notes payable or guarantees of notes payable issued to or held by any person;
               (e) all Liabilities of any Seller arising under terms of The Employee Ownership Holding Company Employee Stock Ownership Plan;
               (f) all Liabilities of any Seller relating to the Excluded Assets;
               (g) all Liabilities of any Seller arising out of the ESOT Litigation;
               (h) all Liabilities of any Seller or any shareholder of any Seller for federal, state or local Tax liabilities arising from the operations of any such Seller prior to the Closing Date (it being understood and agreed that the Buyer shall not be deemed to be a transferee of any Seller or any shareholder of any such Seller with respect to any Liabilities of any Seller or any shareholder of any such Seller for payment of such Taxes, including, but not limited to “built in gains” taxes provided for by Section 1374 of the Code);
               (i) all Liabilities of any Seller under the terms of any profit sharing plan that is not an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and all liabilities of any Seller under the terms of any bonus, stock bonus, thrift, stock option, deferred compensation, or executive compensation program maintained, contributed to or otherwise provided for by any Seller;
               (j) any liabilities which any Seller may have to any Trustee in bankruptcy acting for the benefit of creditors of HAPSCO, Inc. relating to any preferential transfer or payment received by any Seller from HAPSCO, Inc.;
               (k) all Liabilities under all litigation described in Schedule 5.14(b) attached hereto except for those litigation items which are identified in Section 5.14 of the Disclosure Schedule attached hereto as Claims of employees of any of the Sellers arising under applicable workers compensation laws; and
               (l) all liabilities arising under the agreements listed in Section 2.03(l) of the Disclosure Schedule attached hereto.
ARTICLE 3.
CALCULATION AND PAYMENT OF PURCHASE PRICE
     3.01 Purchase Price. The aggregate cash purchase price to be paid by the Buyer to the Seller for the Business and the Assets shall be equal to the Initial Cash Purchase Price, adjusted (if applicable) as described in this Article 3. The final purchase price (the “Final Purchase Price”) shall be an amount equal to the sum of the Final Cash Purchase Price (a determined pursuant to Section 3.04 below) and the amount of the Assumed Liabilities as reflected on the Closing Statement of Net Assets.
     3.02 Payment of the Initial Cash Purchase Price. At the Closing, Buyer shall:
               (a) pay to or for the account of the Sellers, by wire transfer of immediately available funds to an account, specified in writing by Sellers’ Representative, an amount equal to 90% of the Initial Cash Purchase Price.
               (b) pay the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds.
     3.03 Calculation of Closing Net Working Capital. (a) As soon as practicable after the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Sellers an unaudited balance sheet containing a statement of the Net Assets of the Business determined as of the Closing Date (hereinafter the “Proposed Statement of Closing Net Assets”) together with a statement of the Net Working Capital of the Business which has been prepared using the Proposed Statement of Closing Net Assets (hereinafter the “Proposed Statement of Closing Net Working Capital”).
               (b) The Proposed Statement of Closing Net Working Capital shall be subject to verification and examination by Sellers and, in order to facilitate such verification and examination, Buyer shall, at such reasonable times and places as may be requested by Sellers, deliver copies of all supporting documents to Sellers and their representatives and provide to Sellers and their representatives the right to examine or take copies of any work papers (other than proprietary work papers) used by Buyer in the preparation of the Proposed Statement of Closing Net Working Capital.
               (c) Sellers shall have a period of sixty (60) days after delivery of the Proposed Statement of Closing Net Working Capital to Sellers, to present in writing to Buyer any objections Sellers may have to the accuracy of the Proposed Statement of Closing Net Working Capital, which objections shall be set forth in reasonable detail. If no objections are raised within such sixty (60) day period, the Proposed Statement of Closing Net Working Capital shall be deemed to be accepted and approved by Sellers, the amount of the Net Working Capital as contained in the Proposed Statement of Closing Net Working Capital shall be deemed to be the amount of the Closing Net Working Capital and any amounts required to be paid by Section 3.05 hereof shall be paid by Sellers or Buyer, as the case may be.
               (d) If Sellers disagree as to the accuracy of the amount of the Closing Net Working Capital as contained in the Proposed Statement of Closing Net Working Capital, Sellers shall present to Buyer written notice within the sixty (60) day period described in Section 3.03(c) above specifying such disagreement. Following receipt of such notice by Buyer, Sellers and Buyer shall use their best efforts to promptly resolve the matter or matters in disagreement. If Sellers and Buyer resolve the matter or matters in disagreement, the Sellers and the Buyer shall either confirm or revise the original Proposed Statement of Closing Net Working Capital and the amount of the Closing Net Working Capital, whereupon the amount of the Net Working Capital of the Business as contained in the confirmed or revised Proposed Statement of Closing Net Working Capital shall be deemed to be the amount of the Closing Net Working Capital, shall be final and binding upon the parties hereto and any amounts required to be paid as provided for in Section 3.05 hereof shall be paid by Sellers or Buyer as the case may be.
               (e) If Sellers and Buyer are unable to resolve the matter or matters in disagreement within thirty (30) days following Buyer’s receipt of written notice from Sellers of Sellers’ disagreement with the accuracy of the amount of the Closing Net Working Capital or the Proposed Statement of Closing Net Assets or the Proposed Statement of Closing Net Working Capital, then such disagreement or disagreements shall be referred for resolution to a nationally recognized firm of independent certified public accountants that is mutually agreeable to Buyer and Sellers (the “Independent Accountants”). The Independent Accountants shall be directed to furnish written notice to Sellers’ Representative and Buyer of their resolution of any such disagreements referred to them as soon as practicable but in no event later than forty-five (45) days following the referral of such dispute to the Independent Accountants. The Independent Accountants shall resolve only the matters that are in dispute, and shall not change matters on which the parties are in agreement. The amount of the Closing Net Working Capital and Closing Statement of Net Assets as determined by the Independent Accountants shall be final and binding upon the parties and any amounts required to be paid by Section 3.05 hereof shall be paid as provided in Section 3.05 by Sellers or Buyer, as the case may be.
               (f) Notwithstanding anything to the contrary in this Section 3.03 during the period that the determination of the Closing Net Working Capital shall remain in dispute, neither party shall be required to pay to the other party the amount that would otherwise be payable hereunder if no such disagreement were to exist.
               (g) During and with respect to the audit and reviews referred to in this Section 3.03, Sellers and Buyer shall: (i) fully cooperate with all reasonable requests of Sellers’ Representative, Buyer and the Independent Accountants, as the case be; (ii) upon reasonable request make available to Sellers’ Representative, Buyer and the Independent Accountants, all work papers, (excluding proprietary programs and information of Sellers and Buyer) supporting schedules, documents and other information (including access to all appropriate knowledgeable personnel of Sellers) upon which the Proposed Statement of Closing Net Working Capital was prepared and the Net Working Capital as of the Closing Date was

determined; and (iii) promptly provide the Independent Accountants with such management representation letters (in customary form) executed by appropriate personnel of Sellers and Buyer as applicable, as may reasonably be requested with respect to the calculation of the Closing Net Working Capital and the preparation of the Closing Statement of Net Working Capital.
               (h) With the exception of the fees, expenses and disbursements of the Independent Accountants, all fees and expenses of Sellers relating to the matters described in this Section 3.03 shall be borne by Sellers and all fees and expenses of the Buyer relating to the matters described in this Section 3.03 shall be borne by Buyer. The fees, expenses and disbursements of the Independent Accountants shall be shared equally by the parties hereto.
     3.04 Calculation of Final Cash Purchase Price. The final cash purchase price (the “Final Cash Purchase Price”) shall be calculated as follows:
               (a) if the amount of the Closing Net Working Capital, as determined as provided in Section 3.03 above exceeds the amount of the Established Net Working Capital, then the Final Cash Purchase Price shall be equal to the Initial Cash Purchase Price plus the amount by which the amount of the Closing Net Working Capital exceeds the amount of the Established Net Working Capital; and
               (b) if the amount of the Closing Net Working Capital is less than the amount of the Established Net Working Capital, then the Final Cash Purchase Price shall be equal to the Initial Cash Purchase Price minus the amount by which the amount of the Closing Net Working Capital is less than the amount of the Established Net Working Capital.
     3.05 Post-Closing Adjustment. If the Final Cash Purchase Price as determined pursuant to the provisions of Section 3.04 above exceeds the Initial Cash Purchase Price, the amount by which the Final Cash Purchase Price exceeds the Initial Cash Purchase Price shall be paid by Buyer to the Sellers within ten (10) days following the determination of such amount by wire transfer of immediately available funds credited to an account designated by Sellers’ Representative. If the Final Cash Purchase Price as determined pursuant to Section 3.04 above is less than the Initial Cash Purchase Price, the amount by which the Initial Cash Purchase Price exceeds the Final Cash Purchase Price shall be paid to Buyer pursuant to the terms of the Escrow Agreement.
     3.06 Allocation of Purchase Price. The Final Purchase Price shall be allocated among the Assets in such manner as shall be determined by the Buyer, in its reasonable discretion but in any event in compliance with applicable Internal Revenue Service regulations, and set forth in Schedule 3.06 attached hereto. Buyer and Sellers agree that they will file their federal, state and local income tax returns and such other forms as may be required pursuant to Section 1060 of the Code on the basis of the allocation of the Final Purchase Price set forth in Schedule 3.06 attached hereto.
     3.07 Real Estate Taxes and Assessment. To the extent not addressed in the foregoing provisions of this Article 3, real estate taxes and installments of special assessments for the parcels of Owned Real Property shall be prorated as of the Closing Date in accordance with the custom and practice of the State in which such parcel of Owned Real Property is located.
ARTICLE 4.
CLOSING
     4.01 Time and Place of Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 11.01 hereof, the Closing of the sale and purchase of the Assets hereunder shall take place at the offices of Lippes Mathias Wexler Friedman LLP, 665 Main Street, Suite 300, Buffalo, New York at 9:00 A.M. U.S. Eastern Standard Time on the third business day following satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby or at such other place, date and time as the parties hereto may agree (the “Closing Date”). The parties hereto may, at their option, cause the Closing of the transactions contemplated by this Agreement to take place on the same day that this Agreement is executed and delivered by the parties hereto.
     4.02 Delivery by Sellers. At the Closing, Sellers will deliver to Buyer (unless delivered previously), the following:
               (a) a duly executed bill of sale, in a form satisfactory to Buyer and Sellers, providing for the sale, transfer, conveyance and assignment of the Assets from Sellers to the Buyer (hereinafter the “Bill of Sale”);
               (b) duly executed and acknowledged instruments of assignment, in a form satisfactory to the Buyer and Sellers and providing for the assignment by Sellers to Buyer of the Intellectual Property and the Contracts (the “Instruments of Assignment”);
               (c) as to each parcel of Owned Real Property such Seller shall deliver: (i) a limited warranty deed in a form customarily used in the jurisdiction where such parcel of Owned Real Property is located, properly executed by an authorized corporate officer and otherwise in form acceptable for recording, sufficient to convey to Buyer or its designee such Seller’s fee interest in such parcel of Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and any other forms necessary to record such limited warranty deeds; (ii) keys, lock combinations and such other information as may be necessary to access and use such Owned Real Property; (iii) certificate(s) of non-foreign person status under the Foreign Investment in Real Property Tax Act; (iv) title curatives and affidavits of title in usual form and as the Title Company shall request in connection with insuring Buyer’s or its designee’s title to such parcel of Owned Real Property, including any extended coverage for mechanics liens, subject only to the agreed upon Permitted Encumbrances; (v) any real property transfer tax returns that are required under applicable law to be executed on behalf of the Seller, such returns to be in proper form for submission in the jurisdiction where such parcel of Owned Real Property is located (it being understood that Buyer is responsible for payment of all applicable real property transfer taxes); (vi) checks in payment of one-half of any real property transfer taxes payable in connection with the transfer of the Owned Real Property; and

(vii) all documents required to be executed by such Seller in order to comply with Internal Revenue Service Form 1099-S or other similar requirements.
               (d) such other bills of sale, endorsements, patent assignments, trademark assignments, and other assignments and instruments, in such form as in each case is satisfactory to the Buyer and Sellers and as shall be sufficient to vest in the Buyer, good, valid and marketable title to the Assets free and clear of all Encumbrances, except the Assumed Liabilities and the Permitted Encumbrances (hereinafter collectively the “Other Instruments”);
               (e) an agreement, in a form mutually satisfactory to the Buyer and the Sellers and which provides for the assignment by Sellers to Buyer and the assumption by Buyer of the Assumed Liabilities (such agreement being hereinafter the “Assignment and Assumption Agreement”);
               (f) the consents and approvals listed in Schedule 9.03 attached hereto;
               (g) an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to Sellers, dated as of the Closing Date, substantially in the form of Schedule 4.02(g) attached hereto together with the opinions of Bullivant Houser Bailey PC, Oregon counsel and Johanson Berensen LLP, California counsel, each of which opinions shall have a form and substance reasonably acceptable to Buyer (all three of such opinions being hereinafter collective the “Seller Opinion Letter”); and
               (h) the other documents, instruments and writings listed on Schedule 4.02(h) and reasonably required by Buyer to be delivered by Seller at or prior to the Closing Date pursuant to and in accordance with the terms and conditions of this Agreement.
4.03 Delivery By Buyer. At the Closing, Buyer will deliver to Sellers’ Representative
               (a) by wire transfer of immediately available funds to such account or accounts as may be designated by Sellers in writing, an amount equal to 90% of the Initial Cash Purchase Price and Buyer will deliver an amount equal to the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds;
               (b) the Assignment and Assumption Agreement, duly executed by Buyer;
               (c) checks in payment of one-half of any real property transfer taxes payable in connection with the transfer of the Owned Real Property;
               (d) the other documents, instruments and writings listed on Schedule 4.03(d) and reasonably required by Seller to be delivered by Buyer at or prior to the Closing Date pursuant to and in accordance with the terms and conditions of this Agreement.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth on the Disclosure Schedule delivered in connection herewith (the “Disclosure Schedule”), and subject to the limitations set forth in Article 10 hereof, each of the Sellers hereby, jointly and severally, represent and warrant to Buyer as set forth below. Where a matter is disclosed on the Disclosure Schedule in connection with a certain representation and warranty and such disclosed matter on its face would clearly be an exception to or applicable to another representation and warranty, such disclosed matter shall also be deemed disclosed for purposes of such other representation and warranty, except that matters required to be disclosed by Section 5.06 (Absence of Changes), Section 5.14 (Litigation), Section 5.17 (Employee Benefit Plans), Section 5.18 (Consents), Section 5.19 (Environmental Matters) and Section 5.22 (Taxes) shall not be deemed to be disclosed unless disclosed on such Schedules. Sellers’ representations and warranties are as follows:
     5.01 Organization of Sellers. Each of the Sellers is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has the corporate power and authority to carry on its business as presently conducted. Each Seller is duly qualified to do business as a foreign corporation or limited liability company and in good standing in each jurisdiction in which the failure of such Seller to be so qualified would have a Material Adverse Effect. All of the issued and outstanding capital stock of the Sellers, other than TEOHC, is owned directly or indirectly by TEOHC and all of the issued and outstanding capital stock of The Employee Ownership Holding Company, Inc. is owned by the Employee Ownership Holding Company, Inc. Employee Stock Ownership Trust as set forth on Section 5.01 of the Disclosure Schedule.
     5.02 Authorization by Seller and Stockholders. Each Seller has full corporate or limited liability company power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each Seller, including, but not limited to, all required Board and shareholder authorizations. No other corporate or limited liability company act or proceeding on the part of any Seller is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by any Seller of the transactions contemplated hereby and thereby.
     5.03 Binding Agreements. This Agreement constitutes and, when executed and delivered on the Closing Date, each of the Ancillary Agreements will constitute, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor’s rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     5.04 No Violation; Consents and Approvals. Except as set forth in Section 5.04 of the Disclosure Schedule attached hereto, neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will: (a) to the knowledge of Sellers: (i) violate any Law; or (ii) violate any Governmental Order; or (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets under any term or provision of: (i) the charter documents, operating agreement, or By-Laws of any Seller; or (ii), any lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any Seller is a party or by which any Seller, or any of the assets or properties of any Seller may be bound, except (with respect to any such lease, contract, commitment, understanding, arrangement, agreement or restriction) to the extent that the existence of any such violation, conflict, default, termination, acceleration of performance or creation of any lien, security interest, charge or encumbrance would not have a Material Adverse Effect.
     5.05 Financial Statements. Sellers have heretofore delivered to Buyer: (a) the audited statements of Net Assets of the Business for June 30, 2005 and the Initial Statement of Net Assets (collectively the “Historical Statements”); and (b) the audited income statements of the Business for the 12 month period ending June 30, 2005 and June 30, 2006 (collectively the “Income Statements”). Each of the Historical Statements and the Income Statements has been prepared in accordance with generally accepted accounting principles applied consistently with the past practices of the Sellers. Each of the Historical Statements fairly presents in accordance with generally accepted accounting principles applied consistently with the past practices of the Sellers, the assets and liabilities of the Business as of the dates reflected therein. Each of the Income Statements fairly presents in accordance with generally accepted accounting principles applied consistently with the past practices of the Sellers, the revenues and expenses of the Business for the periods referred to therein.
     5.06 Absence of Certain Changes. Except as and to the extent set forth in Section 5.06 of the Disclosure Schedule attached hereto, from July 1, 2006 through the date hereof, none of the Sellers has, and, as of the Closing Date, none of the Sellers will have:
               (a) suffered a Material Adverse Effect;
               (b) sold, transferred or otherwise disposed of any Assets other than in the ordinary course of business;
               (c) created, incurred or permitted any Encumbrance (other than a Permitted Encumbrance) to exist with respect to any of the Assets;
               (d) canceled any claims which are material to the Assets, other than in the ordinary course of business;

               (e) changed the methods of valuing any Inventory;
               (f) disposed of any Intellectual Property or permitted any Intellectual Property to lapse;
               (g) made any single capital expenditure or commitment related to the Business which exceeds U.S. $50,000.00 for any addition or replacement to property, plant or equipment;
               (h) entered into any agreement with any customer, distributor or representative which was not in the ordinary course of the Business or entered into any other transaction which is material to the Assets or the Business;
               (i) made any change in any method of accounting or accounting practice or policy or in the manner in which the books, accounts or records of the Business are maintained;
               (j) made any changes in the warranty or other material business policies of the Business;
               (k) granted any general increase in the compensation or benefits of officers or employees of the Business other than in the ordinary course of business, (including any such increase pursuant to any bonus, pension, profit sharing, severance or other plan or commitment);
               (l) made any loan or advance to any employee of any Seller, the outstanding principal amount of which is in excess of $5,000; or
               (m) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 5.06.
     5.07 Title to Properties; Encumbrances; Etc. Collectively, Sellers have good and valid title to the Assets. On the Closing Date, Sellers collectively will have good and valid title to the Assets free and clear of all Encumbrances other than Permitted Encumbrances. On the Closing Date, upon execution and delivery of this Agreement and the Ancillary Agreements, Buyer will receive good and valid title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 5.07 of the Disclosure Schedule, none of the Assets is, nor immediately prior to or at the Closing will be, subject to any Encumbrance other than Permitted Encumbrances.
     5.08 Real Property. (a) Section 5.08 of the Disclosure Schedule attached hereto contains a complete and correct list by address of all Real Property owned by any Seller (the “Owned Real Property”) together with the identity of the owner of such Real Property. Except for an oral lease between TEOHC Real Estate and M&N providing M&N the right to use and occupy the Portland facility, Sellers do not lease any Real Property.

               (b) Except as set forth in Section 5.08(b) of the Disclosure Schedule attached hereto, the applicable Seller has good, valid and marketable title to the Fife Facility, the Stockton Facility, the Portland Facility and any other Owned Real Property as indicated in Section 5.08 of the Disclosure Schedule attached hereto, free and clear of all Encumbrances other than Permitted Encumbrances.
               (c) Except as set forth in Section 5.08(c) of the Disclosure Schedule, to the knowledge of the Sellers, all the buildings, offices and other structures (such buildings, offices and other structures being sometimes hereinafter collectively referred to as “Structures”) located at the Real Property, the roofs of all such Structures and the plumbing, heating, ventilation and air conditioning, electrical and mechanical systems contained in such Structures have been adequately and properly maintained and are in good condition, free of defects other than defects which would not materially impair the ability of the Sellers’ to conduct the Business at such Real Property in the manner that the Business is currently conducted.
               (d) Except for matters relating to the compliance by the Business with applicable Environmental Laws (which matters are addressed exclusively in Section 5.19 hereof) and except as set forth in Section 5.08(d) of the Disclosure Schedule attached hereto, to the knowledge of Sellers, the use, occupancy and ownership by any Seller of the Structures located at any Real Property which is identified as being owned by any Seller in Section 5.08 of the Disclosure Schedule does not violate, in any way, any restrictive covenants applicable to such Real Property or any building, zoning, health, fire, safety or other ordinances, codes or regulations of any Governmental Authority.
               (e) Except for matters relating to the compliance by the Business and Assets with applicable Environmental Laws (which matters are addressed exclusively in Section 5.19 hereof) and except as set forth in Section 5.08(e) of the Disclosure Schedule attached hereto, each Seller has obtained all material approvals and Permits of all Government Authorities required in connection with the conduct of the Business in the manner that the Business is currently conducted at any Real Property which is identified as being owned by such Seller in Section 5.08(a) of the Disclosure Schedule. The Structures located at the Real Property which is identified as being owned by such Seller in Section 5.08(a) of the Disclosure Schedule and such Seller’s conduct of the Business in the manner currently conducted at the Real Property which is identified as being owned by such Seller in Section 5.08(a) of the Disclosure Schedule are not dependent on and do not benefit from any “non-conforming use” or similar zoning classification, except where such the failure to obtain such classification would not materially impair the ability of the Sellers’ to conduct the Business in the manner currently conducted at such Real Property.
               (f) Except as set forth in Section 5.08(a) hereof and in Section 5.08(f) of the Disclosure Schedule attached hereto, there are no parties other than the applicable Seller in possession of any of the Real Property and there are no leases, subleases, licenses or other agreements granting to any party or parties the right of use or occupancy of any of the Real Property.

               (g) Except as set forth in Section 5.08(g) of the Disclosure Schedule attached hereto, the Real Property which is identified as being owned by any Seller in Schedule 5.08(a) attached hereto and the Structures located thereon are supplied with utilities and other services necessary and adequate for the current use and operation of such Real Property and Structures, including, without limitation, gas, electricity, water, telephone and sanitary sewer. Except as set forth in Section 5.08(g) of the Disclosure Schedule, all such utilities enter onto the applicable parcel of Owned Real Property from public rights of way or easements in favor of the providers of such utilities which abut such parcel of Owned Real Property or in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such parcel of Owned Real Property.
               (h) Except as set forth in Section 5.08(h) of the Disclosure Schedule attached hereto, each parcel of Real Property which is identified as being owned by any Seller in Section 5.08(a) of the Disclosure Schedule abuts on and has direct pedestrian and vehicular access to public roads or has access to public roads across adjoining property in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such Real Property. Except as set forth in Section 5.08(h) of the Disclosure Schedule attached hereto, the points of pedestrian and vehicular access to any Real Property which is identified as being owned by any Seller in Section 5.08(a) of the Disclosure Schedule from any public road are adequate for the current use and operation of the Real Property.
               (i) There is no pending, or to the knowledge of Sellers, threatened condemnation proceedings or other Actions relating to any Real Property which have been instituted (or threatened to be instituted) by any Governmental Authority which has or would have a Material Adverse Effect.
     5.09 Tangible Personal Property and Fixtures. Section 5.09 of the Disclosure Schedule attached hereto contains a listing as of July 1, 2006, of all of the Fixtures and Equipment having a net book value, determined as of July 1, 2006 in excess of U.S. $25,000.00. Seller has good and valid title to all Fixtures and Equipment free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 5.09 of the Disclosure Schedule attached hereto, no material maintenance, replacement or repair of the Fixtures and Equipment listed in Section 5.09 of the Disclosure Schedule which Fixtures and Equipment are currently used in the Business (other than spare parts or salvage items contained in such list) has been deferred or neglected, based on Sellers’ standard maintenance practices.
     5.10 Accounts Receivable; Lock Boxes. Section 5.10 of the Disclosure Schedule attached hereto contains a true, correct and complete list of the accounts receivable of the Business determined as of July 1, 2006. All accounts receivable identified in Section 5.10 of the Disclosure Schedule attached hereto arose from, and all accounts receivable of the business which are included within the assets will have arisen from bona fide transactions in the ordinary course of business. Except as set forth in Section 5.10 of the Disclosure Schedule attached hereto, Sellers have no knowledge that the accounts receivable of the Business which will be included in the Assets will not be good and collectible net of any bad debt reserve set forth in the Closing Statement of Net Assets.

     Section 5.10 of the Disclosure Schedule attached hereto contains a true, correct and complete list of each bank or other financial institution at which any lock box for the collection of accounts receivable of any Seller is maintained, together with the identity of the person authorized to withdraw any funds contained in such lock box.
     5.11 Inventory. Except as set forth in Section 5.11 of the Disclosure Schedule attached hereto, the Inventory which will be included in the Assets and given value in the Closing Statement of Net Assets, consists in all material respects of items of a quality and quantity which are useable and saleable in the ordinary course of business, net of any reserves for obsolete and slow moving (over a 12-months supply) Inventory contained in the Closing Statement of Net Assets.
     5.12 Personal Property Leases. Section 5.12 of the Disclosure Schedule attached hereto contains a complete and accurate list of each lease of any Fixtures and Equipment leased by any Seller and used in connection with or relating to the Business, which lease either: (a) provides for annual lease payments in excess of U.S. $25,000.00; or (b) has a term in excess of one year and which is not cancelable upon 30 or fewer days notice without any Liability, penalty or premium becoming due (such leases being hereinafter individually a “Personal Property Lease” and collectively the “Personal Property Leases”). Prior to the date hereof, Sellers have delivered to Buyer true, complete and correct copies of all Personal Property Leases including all amendments thereof and all modifications thereto. Section 5.12 of the Disclosure Schedule attached hereto also sets forth a complete and accurate list of each of the Personal Property Leases with respect to which, consent to Sellers’ assignment is required in order for any such leases to be valid, and in full force and effect after the Closing. Sellers have a good and valid leasehold interest in all of the Fixtures and Equipment which are being leased from any person, including, but not limited to, Fixtures and Equipment which are leased pursuant to the Personal Property Leases. No Seller is in default in any material respect with respect to any terms or conditions of any of the Personal Property Leases and upon assignment to Buyer and receipt of any consents with respect thereto as described in Section 5.12 of the Disclosure Schedule such Personal Property Leases, will be in full force and effect. To the knowledge of Sellers, there is no basis for any claim that any party (other than any Seller) to any of the Personal Property Leases is in default with respect to its obligations under any such Personal Property Lease. No Seller has taken any action or failed to take any action which would render any of the Personal Property Leases, invalid, nonbinding or unenforceable and there are no overdue unpaid liabilities existing with respect to any of the Personal Property Leases.
     5.13 Intellectual Property. Section 5.13 of the Disclosure Schedule attached hereto contains an accurate and complete description of all patents, patent applications, registered and material unregistered trademarks, trademark applications, registered copyrights, copyright applications and domain names included with the Intellectual Property. Except for “off-the –shelf” software licenses, Section 5.13 of the Disclosure Schedule attached hereto also contains a list of each agreement providing any Seller a license or other right to use any Intellectual Property used by the Business and a list of each agreement pursuant to which any Seller has granted any person any license or other right to use any Intellectual Property. To the knowledge of Sellers, the use by Sellers of the Intellectual Property does not infringe on any patents, trademarks or copyrights or any other rights of any person. Except as set forth in

Section 5.13 of the Disclosure Schedule, Sellers are the owners of all the Intellectual Property free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 5.13 of the Disclosure Schedule, since June 30, 2003, no Seller has received any written notice of any infringement or unlawful use of any Intellectual Property identified in Section 5.13 of the Disclosure Schedule and, to the knowledge of Sellers, no such Action is threatened. There are no Claims for past infringement of any patents, trademarks, trade names, assumed names, copyrights or similar rights of any Seller used in or relating to the Business, and, to the knowledge of Sellers, no such Claim is threatened.
     5.14 Litigation. (a) Section 5.14 of the Disclosure Schedule sets forth all Actions or Claims or legal, administrative, equitable or arbitration proceedings or outstanding Governmental Orders pending or, to the knowledge of Sellers, threatened, against or involving the administration of the ESOT, or acts of the ESOT Trustee (collectively, the “ESOT Litigation”).
               (b) Section 5.14 of the Disclosure Schedule sets forth all other Actions or Claims (including without limitation, product liability claims or claims that any Seller has breached or otherwise failed to perform its obligations under any product or service warranties described in Section 5.27 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding Governmental Orders pending, or, to the knowledge of Sellers, threatened, against or involving any Seller, the Assets or the Business.
     5.15 Customers and Suppliers. Except as set forth in Section 5.15 of the Disclosure Schedule attached hereto, no Seller is engaged in any material dispute with any material customers or material suppliers of the Business. Except as set forth in Section 5.15 of the Disclosure Schedule attached hereto, no Seller has received notice of, or, to Sellers’ knowledge, obtained credible information reasonably suggesting, the loss of a material supplier to the Business or the loss of any group of suppliers of the Business where the loss of such material supplier or group of suppliers would have a Material Adverse Effect. Except as set forth in Section 5.15 of the Disclosure Schedule attached hereto, no Seller has received notice of, or, to Sellers’ knowledge, obtained credible information reasonably suggesting, the loss of any customer or group of customers of the Business where the annual revenues generated by such customer or group of customers constitutes twenty percent (20%) or more of the annual revenues of the Business for the fiscal year of the Sellers ending June 30, 2006.
     5.16 Employees. Section 5.16 of the Disclosure Schedule attached hereto contains a complete and correct list of each individual who, as of the date set forth on the Schedule, is employed by any Seller in the conduct of the Business, including, each active employee and each employee classified as inactive as a result of disability, leave of absence or other absence. Except for the Union Contracts and except as set forth in Section 5.16 of the Disclosure Schedule attached hereto and except for employee benefit plans disclosed pursuant to Section 5.17, no Seller is a party to or is obligated in connection with any written or material oral agreements, contracts, commitments or understandings with any current or former employees of such Seller (all such agreements, contracts, commitments and understandings being hereinafter individually an “Employment Agreement” and collectively, the “Employment Agreements”). Prior to the date hereof, Sellers have delivered to Buyer true, complete and correct copies of all written Employment Agreements and a summary of the material terms of all material oral Employment Agreements. Except as set forth in Section 5.16 of the Disclosure Schedule attached hereto, no Seller is in default in any material respect under the terms of any of the Employment Agreements and, to the knowledge of Sellers, no employee that is the subject of any Employment Agreement is in default with respect to his or her obligations under such Employment Agreement.
     5.17 Employee Benefit Plans. (a) Except for any Employment Agreement disclosed in Section 5.16 of the Disclosure Schedule attached hereto, Section 5.16 of the Disclosure Schedule attached hereto sets forth a list, and a general description, of:
     (i) each written personnel practice (other than personnel practices required to be maintained by any Seller under the terms of any Law of any Governmental Authority), (hereinafter the “Personnel Practices”) including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company car policies, service award policies, tuition refund policies, relocation assistance policies and patent award policies;
     (ii) each plan, fund or program constituting an “employee welfare benefit plan” (other than employee welfare plans required to be maintained by any Seller under the terms of any Law of any Governmental Authority), (hereinafter the “Employee Welfare Plans”) within the meaning of Section 3(1) of ERISA, including, without limitation, basic and supplemental life insurance, health insurance (including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, short and long term disability insurance programs; and
     (iii) each “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (the “Employee Pension Plans”) including, without limitation, pension, profit sharing, and 401(k) retirement plans;
which is maintained, assumed or contributed to by Seller for the benefit of any employee of the Business (individually a “Plan” and collectively, the “Plans”).
               (b) Except as otherwise set forth in Section 5.17 of the Disclosure Schedule attached hereto, Sellers have previously delivered to Buyer: (i) complete copies of all plan documents which set forth the terms of each of the Plans and where applicable, complete copies of any related trusts; (ii) a general description of any material Plans with respect to which no formal plan document has been adopted; and (iii) where applicable, the most recent Form 5500, as filed with the Internal Revenue Service (“IRS”) together with all attachments thereto, relating to the Plans.
               (c) Except as set forth on Section 5.17 of the Disclosure Schedule attached hereto, each of the Plans which is intended to conform to the requirements of the Code and

ERISA is in material compliance with the applicable requirements of the Code and ERISA, and, to the knowledge of Sellers, has been administered in all material respects, in substantial compliance with the applicable requirements of the Code and ERISA.
               (d) Except as set forth in Section 5.17 of the Disclosure Schedule attached hereto: (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which no exemption exists with respect to any of the Plans; (ii) no Seller has incurred, directly or indirectly, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred at any time during the last 5 years or is expected to occur with respect to any of the Plans which are subject to Title IV of ERISA; (iv) none of the Plans has incurred an accumulated funding deficiency (within the meaning of Section 302 of ERISA) or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan; (v) none of the assets of any Seller is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; (vi) no Seller has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and (vii) none of the Plans is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Seller could incur liability under Sections 4063 or 4064 of ERISA.
               (e) Except as set forth in Section 5.17 of the Disclosure Schedule attached hereto, except for Excluded Liabilities, and except as may be reflected in the Closing Statement of Net Assets, on or prior to the Closing Date, the Sellers will have made all payments required to be made on or prior to the Closing Date to all of the Plans and will have accrued (in accordance with generally accepted accounting principles applied consistently with the past practices of such Seller) all payments due to be paid to the Plans but not yet payable as of the Closing Date.
     5.18 Consents and Approvals. Except for consents listed in Section 5.18 of the Disclosure Schedule attached hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other person is necessary or required to be obtained in connection with the execution and delivery by Sellers of this Agreement and the Ancillary Agreements or the consummation by Sellers of the transactions contemplated hereby and thereby.
     5.19 Environmental Matters. (a) Except as disclosed on Section 5.19 of the Disclosure Schedule attached hereto, to the knowledge of Sellers, the Assets, properties, businesses and operations of the Historical Business are and have been in compliance in all respects with all applicable Environmental Laws (as hereinafter defined) in effect in the jurisdiction in which such assets, properties, businesses and operations are or have been located.
               (b) Each Seller has timely filed all applications, notices and other documents necessary to effect the timely renewal or issuance of all Permits necessary under any Environmental Laws for the continued conduct, in the manner now conducted, of the Business.

               (c) Except as disclosed on Section 5.19 of the Disclosure Schedule attached hereto, none of the operations or properties of the Historical Business presently has interim status or requires a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or pursuant to any Environmental Laws dealing with hazardous waste.
               (d) Except as disclosed in Section 5.19 of the Disclosure Schedule attached hereto, to the knowledge of Sellers, there is no reason why any Permit held by any Seller under the Environmental Laws in connection with the conduct by any Seller of the Business cannot be: (i) transferred; or (ii) upon due application therefor, reissued, if necessary, to Buyer, without material modification and, to the knowledge of Sellers, there is no reason why any such Permits will not be renewed upon expiration of their current term without imposition of materially stricter requirements if such expiration will occur within one (1) year after the date of this Agreement.
               (e) Except as disclosed in Section 5.19 of the Disclosure Schedule attached hereto, the businesses and operations of the Historical Business are not and have not and none of the assets or properties owned or leased and used in the conduct of the Historical Business is, subject to any outstanding Governmental Order or any Action relating to any Environmental Laws or any Release of a Chemical Substance (as hereinafter defined).
               (f) Except as set forth in Section 5.19 of the Disclosure Schedule attached hereto, there are not now and have been no circumstances or conditions present at or arising out of the assets, properties, businesses or operations of the Historical Business, including, but not limited to, any on-site or off-site disposal or other Release of a Chemical Substance, which may give rise to any Environmental Liabilities and Costs (as hereinafter defined) except for Environmental Liabilities and Costs which would not have a Material Adverse Effect.
               (g) Except as disclosed in Section 5.19 of the Disclosure Schedule attached hereto, no Seller has received any written notice or claim that it may be liable or named as a party potentially responsible for Environmental Liabilities and Costs as a result of any Release of a Chemical Substance in connection with the conduct of the Historical Business.
               (h) There are no Chemical Substances in any inactive closed or abandoned storage or disposal areas or facilities on property formerly leased, operated or owned in connection with the conduct of the Historical Business.
               (i) Except as disclosed in Section 5.19 of the Disclosure Schedule attached hereto and except, with respect to the “general duty” clause in OSHA and any corresponding state or local law, each Seller is in substantial compliance with all occupational, safety and health standards required by the Environmental Laws in connection with the conduct of the Business and has not received notice of any work related chronic illness or injury among employees of the Business except accidents accurately reported in its OSHA 200 Log.

               (j) Except as disclosed in Section 5.19(j) of the Disclosure Schedule attached hereto, if any Seller discharges process wastes to any publicly owned treatment works (POTW) in connection with the conduct of the Business, it is in material compliance with all requirements of the POTW and the Governmental Authority responsible for its operation, including, without limited, any applicable pre-treatment requirements.
               (k) To the knowledge of Sellers, except as set forth in Section 5.19(k) of the Disclosure Schedule attached hereto, no Seller has received any written notice from any Governmental Authority that any of the products, raw materials, components, intermediates, by-products or other substances used in the Business is the subject of any study, investigation or proceeding conducted or sponsored by any governmental agency under the Environmental Laws.
               (l) For purposes of this Agreement, the following terms have the indicated meanings:
     (i) “Chemical Substance” means any substance, including but not limited to, any pollutant; contaminant; chemical; raw material; intermediate product or by-product; industrial, solid, toxic or hazardous substance, material or waste; solid waste; petroleum or any fraction thereof; asbestos or asbestos-containing material, radon, urea-formaldehyde or polyurethane foam and polychlorinated biphenyls; including, without limitation, all substances, materials or wastes which are identified or regulated under the Environmental Laws;
     (ii) “Environment” includes real property and the physical buildings and structures thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and river sediment;
     (iii) “Environmental Laws” means any applicable Law in effect, on the Closing Date (not including any subsequent amendments to the laws or regulations), in the jurisdiction in which any assets, properties, businesses and operations may be located, relating to pollution or protection or cleanup of the Environment attributable to Chemical Substances, including without limitation the National Environmental Policy Act (NEPA), the Clean Air Act (CAA), the Clean Water Act (CWA), The Toxic Substances Control Act (TSCA), the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) as amended (including SARA), the Emergency Planning and Community Right to Know Act (EPCRA), the Marine Protection, Research and Sanctuaries Act, the Noise Control Act, the Federal Insecticide Fungicide and Rodenticide Act, (FIFRA), the Safe Drinking Water Act (SDWA), the Occupational Safety and Health Act (OSHA) and any other state or local environmental law, ordinance, rule or regulation in effect on the Closing Date relating to release, containment, removal, remediation, response, cleanup or abatement of any sort of Chemical

Substance;
     (iv) “Environmental Liabilities and Costs” means all liabilities, costs, obligations, damages, and other expenses (including, without limitation, all fees, disbursements and expenses of counsel and technical consultants, experts and contractors, and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred pursuant to any Environmental Laws; and
     (v) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment of any kind whatsoever (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).
     The representations and warranties made in this Section 5.19 are the exclusive representations and warranties of Seller relating to Chemical Substances, Environmental Laws, Environmental Liabilities and Costs, Releases or other environmental and occupational safety and health matters, and no other provision of this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty with respect to such matters.
     5.20 Insurance. Section 5.20 of the Disclosure Schedule attached hereto contains an accurate description (including the amount of any applicable deductibles) of all policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by any Seller and issued with respect to or covering risks associated with the Assets, properties, or business, or operations of the Business. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth in Section 5.20 of the Disclosure Schedule without the payment of additional premiums and shall be in full force and effect on the Closing Date.
     5.21 Contracts and Commitments. (a) Except for the Union Contracts, the Personal Property Leases required to be disclosed pursuant to Section 5.12 hereof, the Employment Agreements required to be disclosed pursuant to Section 5.16 hereof, the Plans required to be disclosed pursuant to Section 5.17 hereof and the insurance policies required to be disclosed pursuant to Section 5.20 hereof, Section 5.21 of the Disclosure Schedule attached hereto contains a complete and accurate list of each of the Contracts which Seller is a party to and which: (i) requires any Seller to make payments to any person in excess of U.S. $50,000 per year; or (ii) provides that any Seller is entitled to receive payments in excess of U.S. $50,000 per year; or (iii) limits the freedom of any Seller to conduct the Business in any geographic area; or (iv) contains any “change in control” provision which would be breached or otherwise activated by the consummation of the transactions contemplated by this Agreement; or (v) contains the terms of any guaranty of the payment or performance of any Liabilities, the cost of payment or performance of which Liabilities exceeds, in the aggregate, U.S. $50,000; or (vi) has a term in excess of one year and is not cancelable upon 30 or fewer days notice without any liability, penalty or premium (other than a nominal cancellation fee or charge) (hereinafter collectively referred to as the “Material Contracts”). Prior to the date hereof Sellers have delivered or otherwise made available to Buyer, true, complete and correct copies of the written Material Contracts including all amendments thereof and modifications thereto and complete descriptions of all oral Material Contracts.
               (b) Except as set forth in Section 5.21 of the Disclosure Schedule attached hereto, each of the Material Contracts is valid, binding and in full force and effect and enforceable against the applicable Seller and, to the knowledge of Sellers, against the other parties thereto in accordance with its terms. Except as set forth in Section 5.21 of the Disclosure Schedule attached hereto, no filing with consent, approval, authorization or other action is required from or of any party to any of the Material Contracts in order for such Material Contracts to be valid, binding and enforceable by Buyer after the Closing Date.
               (c) No Seller is in material default under any of the Material Contracts, to the knowledge of Sellers, there is no claim that any Seller is in material default under any Material Contract and, to the knowledge of Sellers, no other parties to any of the Material Contracts is in default with respect to its obligations under such Material Contracts. Except as set forth in Section 5.21 of the Disclosure Schedule, other than pursuant to warranty terms or as may be required by Law, no Seller is under any liability or obligation to return to any supplier or other person or to receive consignments back from any customer of a material quantity of any Inventory or products used, manufactured or otherwise produced by any Seller in the conduct of the Business or the Business.
     5.22 Tax Matters. (a) All material Tax Returns required to be filed with respect to the Business have been timely filed.
               (b) All material Taxes shown on such Tax Returns or otherwise due and payable have been timely paid or reserved for on Sellers’ financial statements.
               (c) Except as set forth on Section 5.22 of the Disclosure Schedule, (i) no adjustment relating to Tax Returns of any of the Sellers has been proposed formally or informally by any Governmental Authority; (ii) there are no outstanding subpoenas or requests for information with respect to any such Tax Returns or the periods corresponding thereto; (iii) there are no pending or to the knowledge of Sellers, threatened actions or proceedings for the assessment or collection of Taxes against any Seller; (iv) other than Permitted Encumbrances, there are no Tax liens on any assets of any Seller; (v) there is no agreement or arrangement that would result, separately or in the aggregate in the payment by Buyer of any “excess parachute payment” within the meaning of Section 280G of the Code by reason of the transactions contemplated hereby; (vi) all Taxes required to be withheld, collected or deposited by Sellers have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority; and (vii) the Sellers have delivered to the Buyer true and complete copies of all federal, state, local and foreign income tax returns of the Sellers for all taxable years commencing after December 31, 2003; and

               (d) Section 5.22(d) of the Disclosure Schedule sets forth (i) any outstanding waivers or agreements extending the statute of limitations for any period with respect to any Seller; (ii) any notices or requests for information currently outstanding that could affect the Taxes of any Seller; and (iii) any deficiencies proposed or agreed to (plus interest and penalties) as a result of any ongoing audit, the most recently completed audit, if any, since June 30, 2003 for each relevant jurisdiction and the extent to which such deficiencies have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings.
     5.23 Labor Relations. Section 5.23 of the Disclosure Schedule sets forth a true and complete list of each agreement by and between any Seller and any labor union (collectively, the “Union Contracts”). Except as set forth in Section 5.23 of the Disclosure Schedule attached hereto, during the last three years, no Seller has experienced any material labor disputes or any material work stoppage due to labor disagreements. Except to the extent set forth in Section 5.23 of the Disclosure Schedule attached hereto: (a) there is no unfair labor practice charge, or complaint or other action against any Seller pending or to the knowledge of Sellers, threatened before the National Labor Relations Board, and no Seller is subject to any order to bargain by the National Labor Relations Board; (b) there is no, and during the past three years there has been no labor strike, or material dispute, slowdown or stoppage actually pending or to the knowledge of Sellers threatened against or affecting any Seller; (c) to the knowledge of Sellers, no question concerning representation is pending or, is threatened respecting employees of any Seller; (d) no written grievance which might have a Material Adverse Effect is pending and no arbitration proceeding relating to the Business and arising out of or under the Union Contacts is pending; and (e) the Union Contracts do not restrict Sellers from relocating, closing or subcontracting any of the operations of the Business. Prior to the date hereof, Sellers have delivered or otherwise made available to Buyer, true, correct and complete copies the Union Contracts, including all amendments thereof and modifications thereto.
     5.24 Assets Necessary to Business. Except for Excluded Assets, except for benefits obtained through Excluded Liabilities (such as bank debt) and except as set forth in Section 5.24 of the Disclosure Schedule attached hereto, the Assets are adequate to meet the requirements of the Business as currently conducted.
     5.25 Compliance with Law. Except for matters pertaining to Environmental Laws which are addressed exclusively in Section 5.19, to the knowledge of Sellers, the operations of the Business are conducted in accordance with all applicable Laws of all Governmental Authorities having jurisdiction over the Assets and the Business except for deviations from such Laws which, either individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in Section 5.25 of the Disclosure Schedule attached hereto, no Seller has received any written notification of any asserted failure by any Seller to comply, whether currently or at any time after July 1, 2005, with any such Laws, rules or regulations.
     5.26 Brokers and Finders. Except as set forth in Section 5.26 of the Disclosure Schedule attached hereto, Sellers have not and none of their respective officers, directors or employees, as the case may be, have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
     5.27 Product Warranties. The standard product or service warranties, indemnifications and guarantees which Sellers extend to customers in the ordinary course of the conduct of the business and the Business, copies of which have been delivered to Buyer, are identified and described in Section 5.27 of the Disclosure Schedule attached hereto. No warranties, indemnifications or guarantees are now in effect or outstanding with respect to Products or services manufactured, produced or performed by any Seller in the conduct of the Business, except for the warranties, indemnifications and guarantees identified and described in Section 5.27 of the Disclosure Schedule attached hereto. Except for product returns, the scope and magnitude of which are consistent with the product returns experienced by the Business prior to the date hereof, to the knowledge of Sellers, the Products sold by the Business prior to the date hereof do not have any defects or failure rates which have given rise to material warranty, product liability or related Claims.
     5.28 Potential Conflicts of Interest. Section 5.28 of the Disclosure Schedule attached hereto sets forth a complete and accurate description of each material written or oral contract, agreement or arrangement between any Seller and any officer or director or shareholder of any Seller which relates to the conduct of the Business. Except as set forth in Section 5.28 of the Disclosure Schedule attached hereto, none of the shareholders, officers or directors of any Seller has any interest in any of the Assets or has any Action or other claim for which Buyer will become liable against any Seller with respect to the operations of the Business.
     5.29 Disclosure. To the knowledge of Sellers, no representations or warranties by Sellers in this Agreement and no statement by Sellers contained in this Agreement or the Disclosure Schedule contains any untrue statement of material fact or omits any material fact which, if accurately and completely disclosed, could reasonably be expected to have a Material Adverse Effect.
     5.30 Disclaimer. Except as expressly provided in Article 5 of this Agreement, the Sellers do not make, and the Sellers expressly disclaim, any representation or warranty, express, implied or otherwise, regarding the Sellers, the Assets, or the Business, or otherwise under or in connection with this Agreement, including without limitation any implied warranty of merchantability or fitness for purpose.
ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     6.01 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to carry on its business as presently conducted, to enter into, execute and deliver this Agreement and the other documents to be executed and delivered by Buyer hereunder, and to carry out the transactions contemplated hereby and thereby.

     6.02 Authorization by Buyer. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. No other act or proceeding on the part of Buyer or its shareholders is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.
     6.03 Binding Agreements. This Agreement constitutes, and, when executed and delivered on the Closing Date, each of the Ancillary Agreements will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     6.04 No Violation. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby will: (a) to the knowledge of Buyer: (i) violate any Law; or (ii) violate any Governmental Order; or (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of: (i) the Certificate of Incorporation or By-laws of Buyer or (ii) any lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, except, (with respect to any such lease, contract, commitment, understanding, arrangement or restriction), to the extent that the existence of any such violation, conflict, default, termination, acceleration of performance or creation of any lien, security interest, charge or encumbrance would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. Except for filings, consents, approvals or authorizations on Section 6.04 of the disclosure Schedule attached hereto, no filing with or consent, approval, authorization or action by any governmental or regulatory authority is required in connection with the execution and delivery by Buyer of the Agreement or the consummation by Buyer of the transactions contemplated hereby.
     6.05 Litigation. There are no Actions pending, or to the knowledge of Buyer, threatened, against Buyer which challenge the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, before or by any Governmental Authority.
     6.06 Brokers and Finders. Neither Buyer, nor any of its officers, directors or employees, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
     6.07 Sufficient Funds. Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to make payment of the Initial Cash Purchase Price and all other amounts payable pursuant to this Agreement and to perform all of its other obligations under this Agreement.
ARTICLE 7.
COVENANTS
     7.01 Access Pending the Closing Date. Subject to applicable laws, Seller will grant Buyer and its counsel, accountants and other representatives reasonable access during normal business hours to the Fife Facility, the Stockton Facility, the Portland Facility and any other Real Property which is identified as being owned by Seller in Section 5.08(a) of the disclosure Schedule attached hereto and to all Records and will furnish Buyer and its representatives during such period with all information concerning the affairs of Sellers relating to the Assets and the Business as Buyer or its representatives may reasonably request. In addition, with the prior written consent of the Sellers, the Sellers will provide access to employees, vendors, customers and others having business dealings with the Sellers.
     7.02 Access After the Closing Date. Sellers and Buyer agree that, on and after the Closing Date, each, upon reasonable advance notice, will permit the other and their respective representatives (including their counsel and auditors), during normal business hours and for reasonable business purposes to have access to and examine and make copies of all books and Records of the other which pertain to the Business (including, but not limited to, correspondence, memoranda, books of account, payroll records, computer records, insurance policies and the like) or which relate to the Assets. The out-of-pocket costs of photocopying any such material (excluding the compensation and related payroll taxes of employees engaged in the copying of any such materials) shall be borne by the party requesting such photocopies.
     7.03 Record Retention. For a period of five years after the date hereof, or, in the case of books or records pertaining to Taxes, for a period until the expiration of all applicable statutes of limitation, Buyer and Sellers agree that, prior to the destruction or disposition of any books or records pertaining to the operation of the Business prior to the Closing Date or which relate to the Assets, each party shall provide not less than 45 nor more than 90 days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents (excluding the compensation (and related payroll taxes) of employees engaged in the preparation, copying or delivery of any such documents) shall be paid by the requesting party.
     7.04 Confidentiality. Each party hereto will hold and will cause its directors, officers, managers, members, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (a) previously lawfully known by the party to which it was furnished; (b) in the public domain through no fault of such party; or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement, and each party will not use such information except in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof and software) shall be returned to the other party immediately upon the written request of such other party.
     7.05 Conduct of Business Prior to the Closing. During the period commencing on the date hereof, and continuing until the Closing Date, Sellers have not taken and will not (except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) take any action that would cause any of the representations and warranties contained in Section 5.06 to be untrue as of the Closing Date. In addition, during the period commencing on the date hereof, and continuing until the Closing Date, Sellers will use reasonable commercial efforts, consistent with the prior conduct of the Business, to keep intact the business organization and reputation of the Business and to preserve for Buyer the goodwill of suppliers, customers, distributors, sales representatives, employees and others having business relations with the Business. Sellers will promptly notify Buyer of the occurrence of any event which would cause any of the representations and warranties contained in ARTICLE 5 hereof to be untrue in any material respect as of the Closing Date and of the occurrence of any Material Adverse Effect; provided that, no such notification shall diminish the liabilities of the Sellers under this Agreement, cure any breach of any representation or warranty made as of the date hereof or affect the determination of whether or not the conditions to the Closing of the transactions contemplated by this Agreement, as set forth in Article 9 hereof, have been satisfied.
     7.06 Employees. (a) On the Closing Date, Buyer shall make offers of employment to all individuals who are employed by any Seller in the conduct of the Business on the date immediately preceding the Closing Date and are members of any of the collective bargaining units identified in any of the Union Contracts (such individuals being hereinafter “Union Employees”). In addition, on the Closing Date, Buyer shall make offers of employment to all individuals who are not Union Employees and who are employed by any Seller in the conduct of the Business (including employees classified as inactive as a result of disability, leave of absence or other absence) on the business day immediately preceding the Closing Date except for those individuals identified in Section 7.06(a) of the Disclosure Schedule attached hereto, (the individuals that are entitled to receive offers of employment from the Buyer pursuant to this sentence being hereinafter “Non-Union Employees”). Promptly after the Closing Date, the Buyer agrees to negotiate in good faith with the Unions identified in the Union Contracts as the representatives of the Union Employees with respect to the terms and conditions of employment of such employees. The terms and conditions of employment which Buyer shall offer to Non-Union Employees shall be substantially comparable in the aggregate to the terms and conditions upon which they are employed by Sellers; provided that, nothing shall be deemed to entitle any

Union Employees or any Non-Union Employees to participate in any employee stock ownership plan.
               (b) For purposes of this Agreement, any individual that accepts an offer of employment made by Buyer (as contemplated by Section 7.06 above) shall be referred to individually as a “Transferring Employee” and all such individuals shall be referred to collectively as “Transferring Employees”. Subject to Buyer’s compliance with the provisions hereof relating to continuation of certain benefits provided by Sellers and with the provisions of Section 7.06(d) below, nothing contained herein shall be deemed to limit or otherwise restrict the rights of Buyer to reduce or otherwise modify the compensation or employee benefits paid or made available to any Transferring Employee nor shall anything herein be deemed to limit or otherwise restrict the right of Buyer to modify the terms and conditions of employment of any Transferring Employee at any time after the Closing Date or to terminate the employment of any Transferring Employee at any time after the Closing Date for any reason whatsoever, it being understood that Buyer will be responsible for any amounts due as a result of any such actions.
               (c) Buyer shall be responsible for payment of any severance benefits or other Liabilities which may arise with respect to the employment and termination of employment of any employees that are employed by Sellers on the business day immediately preceding the Closing Date and any severance benefits or other liabilities payable in connection with the termination of employment of any employee who does not accept the offer of employment made by Buyer to such individual on the Closing Date. The Sellers shall be responsible for payment of any severance benefits or other Liabilities which may arise with respect to the employment and termination of employment of any individuals identified in Section 7.06(a) of the Disclosure Schedule attached hereto and for the severance benefits and, except as provided in Section 7.07 below, other Liabilities of Sellers with respect to former employees ( employees who are not employed by any Seller in the conduct of the Business, whether in active or inactive status, on the business day immediately preceding the Closing Date) of the Business.
               (d) Special Provisions Relating to Multiemployer Plans. In the event the Seller on the Closing Date contributes or has an obligation to contribute to any of the Plans that is a “Multiemployer Plan,” as defined in Section (3)(37) of ERISA, the parties agree as follows: (i) The Buyer shall contribute to each such Plan that is a Multiemployer Plan on and after the Closing Date for substantially the same number of contribution base units for which the Seller had an obligation to contribute with respect to the covered operations, as described in Section 4204(a)(1)(A) of ERISA; (ii) At its cost and expense, the Buyer agrees to provide to each such Plan that is a Multiemployer Plan for a period of 5 plan years commencing with the first day of the plan year after the Closing Date a bond or escrow as described in, and in the amount described in, Section 4204(a)(1)(B) of ERISA; (iii) The Seller agrees that if the Buyer withdraws partially or completely from any such Plan that is a Multiemployer Plan during the first five plan years beginning after the date of sale, the Seller shall be secondarily liable for any withdrawal liability it otherwise would have had to such Plan with respect to such covered operations if the withdrawal liability of the Buyer is not paid, all as provided in Section 4204 (a)(1)(C) of ERISA, and in the event the Buyer fails to pay its withdrawal liability, the Seller shall have the option to pay the Buyer’s liability for the Buyer, and the Buyer shall fully indemnify and hold Seller harmless for such payment; (iv) On or before the first day of the plan year following the Closing Date, the parties agree to apply to each Plan that is a Multiemployer Plan for a waiver of the bond/escrow requirement provided in 7.06(d)(ii) above, and a waiver of the secondary liability provision of 7.06(d)(iii) above or, alternatively, apply to the Pension Benefit Guaranty Corporation (“PBGC”) for such waivers, all as provided in 29 C.F.R. Sections 4204.1 through 4204.22, and in the event the waiver is approved, the foregoing requirements set forth in subsections (ii) and (iii) of this section 7.06(d) shall not apply; (v) It is the parties’ intent that the sale of assets under this Agreement will comply with the requirements of Section 4204 of ERISA, and the parties agree to take such additional action as may be necessary or appropriate to realize that intent; (vi) In the event the Seller would have no withdrawal liability for withdrawal from a Plan that is a Multiemployer Plan because such Plan is sufficiently funded so that withdrawing employers would not incur a withdrawal liability, or the otherwise payable amount of withdrawal liability is less than the de minimus amount described in Section 4209 of ERISA, or there is no withdrawal liability based on some other exemption provided by Section 4201 of ERISA, et seq., the Seller and Buyer may mutually agree that the requirements of this Section 7.06(d) do not have to be met as to such Plan that is a Multiemployer Plan.
     7.07 Medical Benefits, Workers’ Compensation. Buyer agrees that, with respect to workers’ compensation claims and all claims under any Sellers’ medical, dental, life insurance and disability benefit programs made with respect to occurrences, prior to the Closing Date, by persons who are or were employed by any Seller prior to the Closing Date (including retirees), and who were participants in the medical, dental, life insurance or disability benefit programs maintained by any Seller for the benefit of employees or former employees of the Business or covered under applicable workers’ compensation policies by any Seller, Buyer will, at its expense, honor or cause the insurance carriers for said medical, dental, life insurance and disability benefit programs to honor such claims in accordance with the terms and conditions of prevailing programs of the applicable Seller or applicable workers’ compensation statutes as if such employees had continued in the employ of any such Seller and without interruption as a result of the employment by Buyer of any Transferring Employee on or after the Closing Date.
     In the event that any Transferring Employee who accepts Buyer’s offer of employment (including his or her spouse or dependents) makes a claim for payment or reimbursement of any expenses incurred by any such Transferring Employee (including his or her spouse or dependents) prior to the Closing Date, which claim for payment or reimbursement would have been covered under any Sellers’ medical, dental, life insurance and disability benefit programs, (hereinafter a “Pre-Existing Condition”), Buyer shall cause such claim to be paid in accordance with the medical, dental, life insurance and disability benefit programs of such Seller in effect at the time that the expenses for which payment or reimbursement is sought were incurred.
     7.08 HSR Filings. If required by Law, each party shall promptly, but in no event later than ten (10) days after the date hereof, make their respective filings under the HSR Act, and thereafter make any other required submissions under the HSR Act and use reasonable commercial efforts and diligence to satisfy any other conditions necessary to comply with the HSR Act and to obtain early termination of any waiting period pursuant thereto.

     7.09 Nonassignable Contracts. To the extent that the assignment hereunder by any Seller to Buyer of any Material Contract is not permitted or is not permitted without the consent of any other party to the Material Contract, this Agreement shall not be deemed to constitute an assignment of any such Material Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under any such Material Contract, and Buyer shall not assume any Liabilities thereunder. Without in any way limiting the parties’ obligations to pursues all consents and waivers necessary for the sale, transfer, assignment and delivery of the Material Contracts and the Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, such Seller shall continue to use its reasonable commercial efforts to obtain such consents and shall cooperate with Buyer in any arrangement designed to provide the Buyer with the rights and benefits (subject to the Liabilities) arising under the terms of any such Material Contracts.
     7.10 No Solicitation. Neither Sellers nor any of Sellers’ directors, officers, employees or agents, as the case may be, shall, directly or indirectly, encourage, solicit, initiate or enter into any discussions or negotiations concerning, any disposition of all or substantially all of the Assets or the Business (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Assets or the Business to any party in connection with any transaction involving the acquisition of the Assets or the Business by any person other than the Buyer. Seller will promptly inform Buyer of any inquiry (including the terms thereof and the person making such inquiry) which any Seller may receive or learn of in respect of any such proposal.
     7.11 Public Announcements. Buyer and Seller will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement without the approval of the other party, except as may be required by Law; provided that, following the Closing Date, nothing herein shall be deemed to prohibit the parties from informing customers and suppliers of the purchase of the Assets and the assumption of the Assumed Liabilities provided for hereunder.
     7.12 Discharge of Liens. Except as set forth on Schedule 7.12 attached hereto, on or before the Closing Date, Sellers will take such action as may be necessary to discharge any lien or other monetary Encumbrance other than Permitted Encumbrances. In addition, Sellers shall use commercially reasonable efforts to obtain, as soon as practicable following the Closing Date, releases (hereinafter the “Compensation Continuation Releases”) from each of the individuals identified in Schedule 7.12 with respect to any claims they may have against Buyer or the Assets under the Compensation Continuation Agreements listed in Schedule 7.12 attached hereto (such agreements being hereinafter individually a “Compensation Continuation Agreement” and collectively the “Compensation Continuation Agreements”), including, but not limited to, waivers and releases of any lien they may have against the Assets under the provisions of the Compensation Continuation Agreements. To the extent that Sellers are unable to obtain such Compensation Continuation Releases, Sellers will, before the last day of the seven hundred thirty (730) day period beginning on the first day immediately following the Closing Date (such day being the “Final Distribution Date”), with respect to each such individual either:

(a) pay off any remaining obligations to each such individual under such individual’s Compensation Continuation Agreement; or (b) purchase annuities from an insurance company which will provide for payment to each individual from whom a Compensation Continuation Release has not been obtained, of the amount required to be paid to such individual pursuant to the terms of such individual’s Compensation Continuation Agreement (which payments shall be made at the time and in the amounts required by the individual’s Compensation Continuation Agreement); provided, that the Sellers’ arrangement for the purchase of annuities must be acceptable to Buyer, in Buyer’s discretion, and such arrangement may, among other things, include a pledge of the annuities to Buyer to ensure that they will be utilized to pay the remaining obligations of Sellers under the Compensation Continuation Agreements. If Sellers have not, with respect to any such individual, either: (x) obtained a Compensation Continuation Release; or (y) satisfied the requirements of the immediately preceding sentence (hereinafter the requirement to do either (x) or (y) is referred to as the “CCA Requirements”), Sellers hereby agree that they shall not be entitled to receive any distribution from the Escrow Agent to the extent that, following such distribution, the Escrow Amount would be less than the aggregate amount payable (including all amounts payable in the future) under the Compensation Continuation Agreements in effect for each individual for whom, at the time of any such distribution to Sellers, the CCA Requirements have not been satisfied. In addition, Sellers hereby agree that if on the Final Distribution Date, the CCA Requirements have not been satisfied with respect to any of the individuals identified in Schedule 7.12 attached hereto, the Sellers shall direct the Sellers’ Representative to deliver written instructions to the Escrow Agent directing the Escrow Agent to deliver to the Buyer, the aggregate amount payable (including all amounts payable in the future) under the Compensation Continuation Agreements for those individuals for whom the CCA Requirements have not been satisfied as of such date (such amount being hereinafter the “Aggregate Amount”), or if less, the Escrow Amount then being held by the Escrow Agent. Finally, on the Final Distribution Date, the Sellers shall pay to the Buyer in one lump sum payment, the amount, if any, by which the Aggregate Amount exceeds the Escrow Amount held by the Escrow Agent immediately prior to the distribution by the Escrow Agent of the Escrow Amount.
     7.13 Consents, Etc. Sellers shall use reasonable commercial efforts to obtain all Permits and all approvals, authorizations and consents of persons necessary to the consummation by Sellers of the transactions contemplated hereby. Buyer shall provide reasonable assistance to Sellers in obtaining such consents, including providing information regarding Buyer to the persons from whom consent is sought. Sellers will provide to Buyer copies of each such Permit, approval, authorization and consent obtained by Sellers at or prior to the Closing. The Buyer shall use reasonable commercial efforts to obtain all Permits and all approvals, authorizations and consents of persons necessary to the consummation by Buyer of the transactions contemplated hereby. Buyer will provide to Sellers Representative copies of each such Permit, approval, authorization and consent obtained by Buyer at or prior to the Closing.
     7.14 Patents, Trademarks, Trade Names. If and to the extent that any Seller is not the owner of record of any material item of Intellectual Property described as owned by Seller in Section 5.13 of the Disclosure Schedule attached hereto and registered with the United States Patent and Trademark Office or any similar registrar of any foreign country (other than Intellectual Property which is used by any Sellers pursuant to any license agreement), such Seller will, at the Seller’s cost and expense, cause the record ownership of all such Intellectual Property to be transferred to Sellers on the records maintained at the Unites States Patent and Trademark Office or any similar registrar of any foreign country to the extent such transfer is required to transfer good, valid and marketable title to such Intellectual Property to Buyer. In addition, following the Closing Date, Sellers, without any cost or expense to Sellers, shall execute and deliver to Buyer, any and all documents, prepared and reasonably requested by or on behalf of Buyer and relating to the transfer or assignment to Buyer of any Intellectual Property included within the Assets. Notwithstanding the foregoing, Sellers shall have no obligation or liability to pay any filing or recording fees relating to the transfer of the record ownership of any of the Intellectual Property referred to in this Section 7.14 from any Seller, as owner of record, to Buyer.
     7.15 Execution of Further Documents. From and after the Closing Date, each party hereto shall, from time to time, upon request of the other party and without further cost or expense to the party to whom the request is made, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances the other party may reasonably request to more effectively consummate the transactions contemplated hereby. Finally, from and after the Closing Date, Seller shall execute and deliver to Buyer, such documents (including, without limitation, waivers, estoppel certificates and novation agreements) as Buyer may reasonably request to enable Buyer to obtain any consents to the assignment by any Seller of any of the Material Contracts to Buyer to the extent such consents are not delivered to Buyer at the Closing.
     7.16 Non-Competition. As a part of the inducement to Buyer to enter into this Agreement, Sellers hereby agree that for a period of five (5) years (the “Covenant Term”) from the Closing Date, Sellers shall not, directly or indirectly, without the prior express written consent of the Buyer: (a) own, manage, operate, or control, directly or indirectly, any business, firm or corporation which is engaged anywhere in the world in the manufacture and sale of any Products; or (b) solicit, entice, encourage or otherwise induce or attempt to induce, whether by mailing of promotional literature, by use of telephonic or direct personal contact with sales personnel of Sellers or sales representatives engaged by any Seller or by any other means solicit, encourage, entice or otherwise induce or attempt to induce any person to purchase from any Seller, any products which compete with the Products. Ownership or purchase by Sellers in the aggregate, at or after the time of Closing, of less than 10% of the issued and outstanding capital stock of any enterprise engaged in the production or sale of products which compete with the Products, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities shall not be deemed a violation of this Section 7.16. Upon breach by any Seller of any provision of this Section 7.16, Buyer shall be entitled to injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. Additionally, Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 7.16 are determined by a court of competent jurisdiction to be contrary to any applicable statute, Law, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.
     In the event that, following the Closing Date, any Seller or Sellers acquires the assets of any person, or a majority of the issued and outstanding capital stock of any corporation and, following such acquisition, ten percent (10%) or more of the annual sales of such acquired company or any subsidiary or division of such acquired company is attributable to sales of products which compete with the Products, such Seller(s) shall provide written notice to Buyer of the acquisition of such company and shall use their respective best efforts to sell such acquired company or the division or subsidiary of such acquired company which is engaged in the sale of the Products.
     7.17 Non-Solicitation of Employees. As a part of the inducement to Buyer to enter into this Agreement, Sellers hereby agree that, for a period of five (5) years following the Closing Date, Sellers shall not, nor shall any person controlled by any Seller, without the prior express written consent of Buyer, employ any individual that becomes a Transferring Employee, solicit any Transferring Employees for employment or accept any applications for employment from any Transferring Employees. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Seller from employing or accepting an application for employment from any individual that becomes a Transferring Employee in connection with the transactions contemplated by this Agreement and whose employment by the Buyer is terminated by the Buyer.
     7.18 Collection of Receivables. following the Closing Date, Sellers shall take or cause to be taken, the following actions, in such Seller’s name or otherwise, to assist Buyer in the collection of the accounts receivable of such Seller included within the Assets: (a) the endorsement to Buyer of checks made payable to such Seller; (b) the transfer to Buyer of control of any of such Seller’s lock boxes for the collection and receipt of payments made to such Seller arising exclusively from the accounts receivable included within the Assets; and (c) the prompt payment to the Buyer of all money received by such Seller with respect to such accounts receivable.
     7.19 Additional Covenants. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
     7.20 Transfer Taxes. Buyer hereby agrees that Buyer shall be responsible for and pay or cause to be paid, any federal, state or local sales taxes and use taxes arising in connection with the transfer of the Assets to Buyer as provided for in the Agreement; provided, however, that (i) Buyer shall be responsible for payment of one-half of, and (ii) Sellers shall be responsible for payment of one-half of, any real property transfer taxes payable in connection with the sale of the Assets to Buyer pursuant to this Agreement.
     7.21 Taxes. Each Seller shall timely file the appropriate Tax Returns with respect to the Assets and the Business for all periods through the Closing Date.
     7.22 Cooperation. Buyer and Sellers shall cooperate with each other and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other: (a) for a period of 90 days after the Closing to ensure the orderly transition of the Assets from Sellers to Buyer and to minimize any disruption to the respective businesses of Sellers and Buyer that might result from the transactions contemplated hereby; (b) in the investigation, prosecution, defense and settlement of any Action to which either is a party relating to any of the Excluded Liabilities or any claim for workers’ compensation, and in obtaining for each of the parties all benefits to which either may be entitled under insurance policies applicable to any such claims; and (c) in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any other judicial or administrative proceeding relating to liability for Taxes arising with respect to periods ending on or prior to the Closing Date with respect to the Assets or the Business. All investigations, litigation, judicial or administrative proceedings and settlements relating to any of the Excluded Liabilities shall be controlled and conducted by the Sellers. Buyer’s consent shall not be required to settle or compromise any claim related to the Excluded Liabilities, Excluded Assets or Taxes. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.22.
     7.23 Title Insurance Commitments. With respect to each parcel of the Owned Real Property, Buyer has obtained at Buyer’s expense, a commitment for an owner’s title insurance policy (current Owner’s Form Policy in use in the State where the applicable parcel of Owned Real Property is located) (collectively “Title Commitments”) issued by Chicago Title Insurance Company (“Title Company”), together with copies of all documents referred to in the Title Commitment. The Title Commitments will name Buyer as the proposed owner-insured in each case in the amount allocated to such parcel of the Owned Real Property (including land and improvements) set forth in Schedule 3.06 attached hereto. The Title Commitments will set forth any requirements for deleting the standard exceptions to title contained therein and adding extended coverage for mechanic’s liens.
     7.24 Insurance Arrangements. Buyer shall be identified as an “Additional Named Insured” by way of endorsement on the following policies: (a) Zurich American, Portfolio Policy, no. CPO 2863035-03; (b) Zurich American, Business Auto Policy, no. BAP 534627101-01; (c) The Hartford, Spectrum Policy, no. 57 SBA BZ6525 SC; (d) The Hartford, Special Multi-Flex Policy, no. 57 UEC AE5290 SC; (e) American Guarantee & Liability, Commercial Umbrella Liability Policy, no. UMB 9137867 00; and (f) Great American Ins. Co., Excess Umbrella Liability, no. TUE 5 09 64 14 03.
ARTICLE 8.
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS
     The obligation of Sellers to enter into and complete the Closing is subject to the fulfillment of the following conditions, any one of more of which may be waived by it:
     8.01 Representations and Warranties. (a) The representations and warranties of Buyer contained in this Agreement which are not subject to materiality qualifications shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and the representations and warranties of Buyer which are contained in this Agreement which are subject to materiality qualifications shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
               (b) Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     8.02 Litigation. No action, suit or proceeding shall have been instituted by any person before any Governmental Authority, which seeks to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or seeks damages or a discovery order in connection with such transactions.
     8.03 Certificate of Buyer. Sellers shall have received a certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date setting forth the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
     8.04 Consents and Approvals. All U.S. and foreign governmental Permits and approvals required by Law for the consummation of the transactions contemplated by this Agreement shall have been obtained. In addition, Sellers shall have received the consent of their respective lenders to the consummation of the transactions contemplated by this Agreement.
     8.05 Delivery of Closing Documents. Buyer shall have delivered at Closing: (a) to Sellers, an amount equal to 90% of the Initial Cash Purchase Price by wire transfer of immediately available funds to such account or accounts as may be designated by Sellers’ Representative in writing; (b) to the Escrow Agent, an amount equal to the Escrow Amount by wire transfer of immediately available funds to the Escrow Agent; (c) the documents or other deliveries described in Section 4.03 hereof; and (d) to Sellers and the Escrow Agent, a duly executed Escrow Agreement.
     8.06 Fairness Opinion. The Sellers shall have received from Prairie Capital Advisors, Inc. a written opinion, dated as of the date of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that the terms of the transactions contemplated herein are fair to the Sellers from a financial point of view and that the Purchase Price is not less than adequate consideration to the Seller.
     8.07 Voting Pass-Through. TEOHC shall have engaged in a voting direction pass-through process in accordance with Section 409(e) of the Code and the process shall have resulted in a vote in favor of the transactions contemplated by this Agreement.
ARTICLE 9.
CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER
     The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by it:
     9.01 Representations and Covenants. (a) The representations and warranties of the Sellers contained in this Agreement which are not subject to materiality qualifications shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and the representations and warranties of Sellers contained in this Agreement which are subject to materiality qualifications shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
               (b) Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers prior to the Closing Date.
     9.02 Litigation. No action, suit or proceeding shall have been instituted by any person before any Governmental Authority to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or seeking damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of Buyer, a Material Adverse Effect.
     9.03 Consents and Approvals. The U.S. and foreign governmental Permits and approvals required by Law for consummation of the transactions contemplated by this Agreement and listed in Section 9.03 of the Disclosure Schedule attached hereto shall have been obtained and the consents and approvals required to be obtained from any parties to any Material Contracts or any parties to any Personal Property Leases in connection with the assignment of any such Material Contracts or Personal Property Leases to Buyer and the consummation of the transactions contemplated by this Agreement and listed in Section 9.03 of the Disclosure Schedule attached hereto shall have been obtained and delivered to Buyer.
     9.04 Fairness Opinion. Sellers shall have delivered to Buyer a copy of the fairness opinion described in Section 8.07.
     9.05 Delivery of Bill of Sale and Other Documents. Seller shall have delivered to Buyer at the Closing the documents described in Section 4.02 hereof.
     9.06 No Material Adverse Effect. Except as set forth in the Disclosure Schedule, no Material Adverse Effect shall have occurred with respect to the Business from and after the date this Agreement is executed by the parties,.
     9.07 Certificate as to Authorization. Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each Seller, dated the Closing Date, setting forth resolutions of the Boards of Directors of each Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

     9.08 Officers Certificate. Each Seller will have delivered to Buyer a certificate, dated as of the Closing Date and signed by one of its duly authorized officers, stating that the conditions set forth in Section 9.01 are true and correct.
     9.07 Title Insurance Policies. At Closing, Buyer shall be able to obtain title insurance policies with extended coverage (collectively, “Title Policies”) pursuant to the Title Insurance Commitments (which may be in the form of mark-ups of the Title Insurance Commitments or of pro formas of the Title Policies), insuring Buyer’s or its designee’s fee simple title to each parcel of Owned Real Property as of the Closing Date, subject only to Permitted Encumbrances and other exceptions that are acceptable to Buyer. Buyer shall pay the premiums for the Title Policies and any endorsements it desires to purchase.
ARTICLE 10.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS
     10.01 Survival of Representations. All representations and warranties contained in Articles 5 and 6 and made by any party to this Agreement pursuant hereto shall survive for a period of twenty four (24) months following the closing of the transactions contemplated by this Agreement.
     10.02 Indemnification by Sellers. (a) Subject to the terms and conditions of this Section, each of the Sellers hereby, jointly and severally, agree to indemnify, defend and hold Buyer harmless, at any time after the Closing Date, from and against all Losses asserted against, resulting to, imposed upon or incurred by the Buyer or against the Assets, by reason of or resulting from: (i) any Excluded Liabilities; (ii) any Action made or asserted against the Assets or the Buyer by the Internal Revenue Service, or any other federal, state or local taxing authority arising from the operations of any Seller, the Assets, the Business or the Business prior to the Closing Date; (iii) a breach of any representation or warranty of any Seller contained in or made pursuant to this Agreement and (iv) any breach of any covenants or agreements of Sellers contained in this Agreement. The claims described in Section 10.02(a)(i) through and including 10.02(a)(iv) and Section 10.03(a)(i) through and including 10.03(a)(iii) shall be referred to individually as an “Indemnification Claim” and collectively as the “Indemnification Claims”.
               (b) With respect to Losses incurred by Buyer and arising from any Indemnification Claim or Indemnification Claims described in Sections 10.02(a)(i) or (ii), except as otherwise provided in Section 10.02(c), the Sellers shall be obligated to indemnify Buyer from and against the full amount of all Losses arising in connection with such Indemnification Claims notwithstanding the fact that the facts and circumstances forming the basis for such Indemnification Claim might also entitle the Buyer to make an Indemnification Claim against Sellers for a breach of any of the representations and warranties made by Sellers in this Agreement. With respect to Losses which are incurred by Buyer and arise from any breach of any of the representations and warranties of the Sellers contained in Sections 5.02 and 5.14 (such representations and warranties being hereinafter the “Dollar One Seller Reps”) except as otherwise provided in Section 10.02(c), the Sellers shall be obligated to indemnify Buyer from and against the full amount of all Losses arising in connection with such Indemnification Claims notwithstanding the fact that the facts and circumstances forming the basis for such

Indemnification Claim might also entitle the Buyer to make an Indemnification Claim against Sellers for a breach of any of the other representations and warranties made by Sellers in this Agreement. With respect to any Losses which are incurred by Buyer and arise from any Indemnification Claim or Indemnification Claims arising as a result of a breach of any representations or warranties made by Sellers other than the Dollar One Seller Reps which are not also Indemnification Claims under the provisions of Section 10.02(a)(i) or (ii), (such Indemnification Claims being hereinafter individually a “Breach of Sellers Rep Claim” and collectively, “Breach of Sellers Rep Claims”), Sellers shall have no liability or obligation to indemnify and hold Buyer harmless from any Losses incurred by Buyer except to the extent that the aggregate amount of the Losses incurred by Buyer arising from any such Breach of Sellers Rep Claim or Breach of Sellers Rep Claims exceeds Five Hundred Thousand United States Dollars (U.S. $500,000.00) (the “General Deductible”) and then, only to the extent that the amount of such Losses exceed U.S. $500,000.00; provided, however, that in the case of a breach of the representations or warranties made by Sellers in Section 5.19 (a “Section 5.19 Claim”), Sellers shall have no liability or obligation to indemnify and hold Buyer harmless from any Losses incurred by Buyer except to the extent that the aggregate amount of the Losses incurred by Buyer arising from any such Section 5.19 Claim exceeds One Hundred Thousand United States Dollars (U.S. $100,000.00) and then, only to the extent that the amount of such Losses exceed U.S. $100,000.00. Losses incurred by Buyer from a Section 5.19 Claim shall not be counted in determining whether the General Deductible has been exceeded.
               (c) Notwithstanding the foregoing provisions of this Section 10.02, Sellers shall have no obligation to indemnify Buyer from and against any Losses unless the Buyer delivers written notice of the Indemnification Claim or Indemnification Claims giving rise to such obligation to the Sellers’ Representative before the Final Distribution Date. In addition, notwithstanding the foregoing provisions of this Section 10.02 but subject to the provisions of the following sentence, in no event shall the aggregate amount of the Losses which Sellers may be required to pay to Buyer in connection with the obligations of Sellers to indemnify and hold Buyer harmless from and against Losses arising from any and all Indemnification Claims exceed: (i) 10% of the Initial Cash Purchase Price; with respect to Indemnification Claims made before the end of the five hundred forty-five (545) day period beginning on the day immediately following the Closing Date (such date being hereinafter the “Initial Distribution Date”); or (ii) 2.5% of the Initial Cash Purchase Price with respect to Indemnification Claims made after the Initial Distribution Date and before the Final Distribution Date. Notwithstanding the provisions of the foregoing sentence, the limits on the amount of Losses which Sellers may be required to pay to Buyer shall not apply to Losses incurred by Buyer which arise from or are attributable to a breach by Sellers of any of the representations and warranties contained in Section 5.02, provided that, in no event shall the aggregate amount of the Losses which Sellers may be required to pay to Buyer in connection with the obligations of Sellers to indemnify and hold Buyer harmless from and against Losses arising from or attributable to a breach by Sellers of any of the representations and warranties contained in Section 5.02 hereof exceed the Initial Cash Purchase Price. In addition, the indemnification obligations of Sellers under Section 10.02 are subject to the following limitations:
     (i) There shall be no recovery for incidental or consequential damages, including but not limited to lost profits.

     (ii) No indemnification claim may be made by Buyer for any particular matter unless the Losses from such matter exceed $2,000; provided, that this limitation shall not apply to the Dollar One Claims, where claims may be made even if the matter is less than $2,000.
     (iii) There shall be no double recovery for any Losses. Without limitation, no claims shall be made to the extent that the Losses from a matter have been taken into account in the determination of Closing Net Working Capital pursuant to Section 3.03.
     (iv) Any payment made by any Seller to the Buyer pursuant to this Section 10.02 shall be net of any insurance proceeds to which Buyer is entitled in respect of such claim. Buyer shall maintain such insurance in force and use commercially reasonable efforts to make insurance claims and pursue recovery of insurance proceeds relating to any indemnifiable event for which Buyer is seeking indemnification pursuant to Section 10.02. (It is understood that if a claim is subject to indemnification, then Buyer’s reasonable costs of collecting the insurance proceeds with respect to the claim shall also be subject to indemnification in accordance with the provisions hereof.)
     (v) No claim can be made with respect to any matter of which Buyer had knowledge on or before the date of execution of this Agreement. Sellers shall have the burden of proof to establish that Buyer had such knowledge.
     10.03 Indemnification by Buyer. (a) Buyer hereby agrees to indemnify, defend and hold Sellers harmless from any Losses arising by reason of or resulting from: (i) Buyer’s failure to pay, perform or discharge all Assumed Liabilities assumed by Buyer pursuant to this Agreement; (ii) a breach of any covenant or agreement of Buyer contained in or made pursuant to this Agreement; and (iii) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement.
               (b) With respect to Losses incurred by any of the Sellers and arising from any Indemnification Claims described in Sections 10.03(a)(i) or (ii), except as provided in this Section 10.03, the Buyer shall be obligated to indemnify the Sellers from and against the full amount of all Losses arising in connection with such Indemnification Claims notwithstanding the fact that the facts and circumstances forming the basis for such Indemnification Claim might also entitle the Sellers to make an Indemnification Claim against the Buyer for a breach of the representations and warranties made by buyer in this Agreement. With respect to Losses which are incurred by Sellers and arise from any Indemnification Claim or Indemnification Claims described in Section 10.03(a)(iii) hereof which are not also Indemnification Claims under the provisions of Section 10.03(a)(i) or (ii), (such Indemnification Claims being hereinafter individually a “Breach of Buyer Rep Claim” and collectively, “Breach of Buyer Rep Claims”), Buyer shall have no liability or obligation to indemnify and hold Sellers harmless from any Losses incurred by Sellers except to the extent that the aggregate amount of the Losses incurred by Sellers arising from any such Breach of Buyer Rep Claim or Breach of

Buyer Rep Claims exceeds Five Hundred Thousand United States Dollars (U.S. $500,000.00) and then, only to the extent that the amount of such Losses exceed U.S. $500,000.00.
               (c) Notwithstanding the foregoing provisions of this Section 10.03, Buyer shall have no obligation to indemnify Sellers from and against any Losses unless the Sellers deliver written notice of the Indemnification Claim or Indemnification Claims giving rise to such obligation to the Buyer before the end of the final Distribution Date beginning on the day immediately following the Closing Date. In addition, notwithstanding the foregoing provisions of this Section 10.03, in no event shall the aggregate amount of the Losses which Buyer may be required to pay to Sellers in connection with the obligations of Buyer to indemnify and hold Sellers harmless from and against Losses arising from any and all Indemnification Claims exceed (i) 10% of the Initial Cash Purchase Price; with respect to Indemnification Claims made before the Initial Distribution Date; or (ii) 2.5% of the Initial Cash Purchase Price with respect to Indemnification claims made after the Initial Distribution Date and before the Final Distribution Date. Notwithstanding the provisions of the preceding sentence, the limitation on the amount of the Losses which the Buyer may be required to pay Sellers as contained in the preceding sentence shall not apply to Buyer’s obligation to pay the full amount of the Final Purchase Price.
     10.04 Conditions of Indemnification. The obligations and Liabilities of Sellers under Section 10.02 hereof and the obligations and liabilities of Buyer under Section 10.03 hereof with respect to Indemnification Claims relating to third parties shall be subject to the following terms and conditions:
               (a) A party seeking indemnification under this Agreement (“Indemnified Party”) will give the party required to provide such indemnification (the “Indemnifying Party”) prompt notice of any such Indemnification Claim, and thereafter the Indemnifying Party will undertake the defense thereof by representatives chosen by it.
               (b) If the Indemnifying Party, within a reasonable time after notice of any such Indemnification Claim, fails to defend such Indemnification Claim, the Indemnified Party will, upon further notice to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Indemnification Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Indemnification Claim at any time prior to settlement, compromise or final determination thereof.
               (c) Anything in this Section 10.04 to the contrary notwithstanding: (i) if there is a reasonable probability that an Indemnification Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, and with the consent of the Indemnifying Party, to compromise or settle such Indemnification Claim; and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, its successors and assigns settle or compromise any Indemnification Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such Claim.
     10.05 Exclusive Remedies Except that this Section 10.05 shall not prevent a party hereto from seeking equitable remedies in appropriate circumstances, the right of the parties to assert indemnification claims and receive indemnification payments as expressly provided under this Article 10 is the sole and exclusive right and remedy exercisable by a party with respect to any Losses arising out of any breach or nonperformance by any party of any representation , warranty, covenant or agreement of such party made under or in connection with this Agreement. Without limiting the foregoing, each of the parties acknowledges and agrees that, except for any entitlement to equitable remedies, it will not have any remedy for any breach or nonperformance by any party of any representation , warranty, covenant or agreement made under or in connection with this Agreement except as expressly provided under this Article 10.
ARTICLE 11.
MISCELLANEOUS PROVISIONS
     11.01 Termination. This Agreement may be terminated at any time prior to the Closing: (i) by mutual consent of Sellers and Buyer; and (ii) by written notice by Sellers or by Buyer at any time subsequent to April 30, 2007, if the Closing has not occurred by or before such date.
     11.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.
     11.03 Waiver of Compliance. Any failure of Sellers on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by any duly elected officer of Buyer or Sellers’ Representative, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     11.04 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing. Any notice, request, demand or other communication given verbally shall not be deemed to be effective or to have been given unless receipt thereof is acknowledged in writing by the party to whom such notice, request, demand or other communication is delivered. Any notice, request, demand or other communication which is in writing and shall be deemed to have been duly given: (a) if delivered by hand when delivered; (b) if by telex, telecopy, cable or overnight delivery when received; or (c) if by mail, five (5) days after being mailed, certified or registered mail, with postage prepaid:

     (i) If to Sellers, to:
The Employee Ownership Holding Company
c/o Robert Eddy
45550 Wolfgang Road
Truckee, California 96161
with a copy to:
John E. Brower, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.
80 South Eighth Street
Minneapolis, Minnesota, 55402
or to such other person or address as Sellers’ Representative shall furnish to Buyer in writing.
     (iii) If to Buyer, to:
Noll Acquisition, LLC
3556 Lakeshore Road
Buffalo, New York 14219
Attention: David W. Kay
With a copy to:
Paul J. Schulz, Esq.
Lippes Mathias Wexler Friedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203
or to such other person or address as Buyer shall furnish to Sellers in writing.
     11.05 Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the courts of the State of Washington and to the jurisdiction of the federal courts of the United States of America, each as located in the State of Washington, in connection with any proceedings to interpret or enforce the provisions of this Agreement and in connection with the granting of any legal or equitable remedies in connection therewith.
     11.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that without the prior written consent of Sellers, Buyer shall be permitted to assign its rights, interests or obligations to an affiliate of Buyer; provided further, however, that notwithstanding any such assignment by Buyer, Buyer shall remain liable for payment of all amounts due from Buyer and performance of all obligations of Buyer contained herein.
     11.07 Governing Law. This Agreement and the legal relations among the parties hereto and the Ancillary Agreements and the legal relations among the parties thereto shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its conflicts of law doctrine.
     11.08 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.09 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
     11.10 Entire Agreement. This Agreement, including the Exhibits hereto, the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.
     11.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.
     11.12 Severability. The invalidity or illegality of any provision, term, or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.
SELLERS:

THE EMPLOYEE OWNERSHIP HOLDING COMPANY, INC.

By:
Title:

N & NW MANUFACTURING CO., INC.

By:
Title:

NOLL MANUFACTURING COMPANY

By:
Title:

M & N PLASTICS, INC.

By:
Title:

TEOHC REAL ESTATE HOLDING COMPANY LLC

By:
Title:

BUYER:

NOLL ACQUISITION, LLC

By:
Title:

GUARANTEE
     GIBRALTAR INDUSTRIES, INC., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (“Parent”), being the ultimate parent corporation of Buyer, hereby guarantees the payment in full by the Buyer to the Sellers, of the Initial Cash Purchase Price provided that all the conditions to the Buyer’s obligation to enter into and complete the Closing as set forth in Article 9 of the foregoing Agreement (the “Buyer’s Closing Conditions”), have been fulfilled.
     This Guarantee is an absolute, unconditional (except for the requirement that the Buyer’s Closing Conditions be satisfied), direct and immediate guarantee of payment and not of collectability, and is in no way conditional or contingent upon any attempt to collect from Buyer.

Parent hereby expressly waives presentment, demand, notice of nonpayment, protest and notice of protest and acceptance of this Guarantee. The liability of Parent shall not be affected or impaired by any act or failure to act whatsoever by Sellers (except to the extent that any such act or failure to act by Sellers may prevent the fulfillment of the Buyer’s Closing Conditions prior to May 1, 2007) or any other suretyship defenses, which, but for this provision, might or could in law or in equity act to release or reduce Parent’s liability hereunder, it being the intention of Parent that only payment in full of the Initial Cash Purchase Price would release Parent from liability under this Guarantee.

GIBRALTAR INDUSTRIES, INC.

By:
Title: